                                                                       Exhibit 2

                              AGREEMENT AND PLAN

                                   OF MERGER

                                     Among

                                BP AMOCO p.l.c.,

                           ATLANTIC RICHFIELD COMPANY

                                      and

                             PRAIRIE HOLDINGS, INC.

                          Dated as of March 31 , 1999



                         As amended as of July 12, 1999

                               TABLE OF CONTENTS


                                                                           Page



                     ARTICLE I The Closing and the Merger


1.1.    Closing............................................................. 2
1.2.    The Share Exchange and the Merger................................... 2
1.3.    Conversion and Exchange of Shares................................... 3
1.4.    Surrender and Payment............................................... 6
1.5.    ARCO Stock Options; Other Stock-Based Plans......................... 9
1.6.    Fractional BP Amoco Depositary Shares...............................13
1.7.    The Surviving Corporation...........................................13
1.8.    Lost, Stolen or Destroyed Certificates..............................14


                   ARTICLE II Representations and Warranties


2.1.    Representations and Warranties of BP Amoco and ARCO................. 14
        2.1.1.  Organization, Good Standing and Qualification............... 14
        2.1.2.  Capital Structure........................................... 15
        2.1.3.  Corporate Authority; Approval and Fairness.................. 18
        2.1.4.  Governmental Filings; No Violations......................... 19
        2.1.5.  Reports; Financial Statements............................... 21
        2.1.6.  Absence of Certain Changes.................................. 23
        2.1.7.  Litigation and Liabilities.................................. 23
        2.1.8.  Takeover Statutes........................................... 24
        2.1.9.  Brokers and Finders......................................... 24
        2.1.10. Ownership of Other Party's Common Stock..................... 25
        2.1.11. Merger Sub.................................................. 25
        2.1.12. ARCO Employee Benefit Plans................................. 25
        2.1.13. Environmental Matters....................................... 26
        2.1.14. ARCO Rights Plan............................................ 27
        2.1.15. ARCO Joint Ventures; Exclusivity Arrangements............... 27
        2.1.16. Tax Matters................................................. 28
2.2.    Vastar.............................................................. 28

                              ARTICLE III Covenants

3.1.    Interim Operations.................................................. 28
        3.1.1.  Interim Operations of BP Amoco.............................. 28
        3.1.2.  Interim Operations of ARCO.................................. 30
        3.1.3.  Consultation as to Material Contracts....................... 35
3.2.    ARCO Acquisition Proposals.......................................... 35
3.3.    Information Supplied................................................ 37
        3.3.1.  Registration Statement...................................... 37
        3.3.2.  BP Amoco Documents.......................................... 38
3.4.    Shareholders Meetings............................................... 39
3.5.    Filings; Other Actions; Notification................................ 40
3.6.    Access.............................................................. 42
3.7.    Publicity........................................................... 43
3.8.    Benefits and Other Matters.......................................... 43
        3.8.1.  Employee Benefits........................................... 43
        3.8.2.  Director and Officer Liability.............................. 46
3.9.    Expenses............................................................ 47
3.10.   Takeover Statutes................................................... 47
3.11.   Dividends........................................................... 47
3.12.   Listing Applications................................................ 47
3.13.   Letters of Accountants.............................................. 48
3.14.   Agreements of ARCO Affiliates....................................... 48
3.15.   Accounting Matters.................................................. 48
3.16.   Tax Matters......................................................... 49
3.17.   Vastar.............................................................. 49
3.18.   Section 103......................................................... 49

                             ARTICLE IV Conditions

4.1.    Conditions to Each Party's Obligation to Effect the Merger.......... 49
        4.1.1.  Shareholder Approvals....................................... 49
        4.1.2.  Regulatory Consents......................................... 49
        4.1.3.  Laws and Orders............................................. 50
        4.1.4.  Effectiveness of Form F-4................................... 50
        4.1.5.  Exchange Listings........................................... 50


4.2.    Conditions to Obligations of BP Amoco and Merger Sub................ 50
        4.2.1.  Representations and Warranties of ARCO...................... 50
        4.2.2.  Performance of Obligations of ARCO.......................... 51
4.3.    Conditions to Obligation of ARCO.................................... 51
        4.3.1.  Representations and Warranties.............................. 51
        4.3.2.  Performance of Obligations of BP Amoco...................... 51
        4.3.3.  Tax Opinion................................................. 52


                             ARTICLE V Termination


5.1.    Termination by Mutual Consent....................................... 52
5.2.    Termination by Either BP Amoco or ARCO.............................. 52
5.3.    Termination by BP Amoco............................................. 53
5.4.    Termination by ARCO................................................. 53
5.5.    Effect of Termination and Abandonment............................... 53

                     ARTICLE VI Miscellaneous and General


6.1.    Survival............................................................ 55
6.2.    Modification or Amendment........................................... 56
6.3.    Waiver.............................................................. 56
6.4.    Failure or Indulgence Not Waiver; Remedies Cumulative............... 56
6.5.    Counterparts........................................................ 56
6.6.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL....................... 56
6.7.    Notices............................................................. 57
6.8.    Entire Agreement.................................................... 59
6.9.    Obligations of BP Amoco and of ARCO................................. 60
6.10.   Severability........................................................ 60
6.11.   Interpretation...................................................... 60
6.12.   Assignment.......................................................... 60

                              Index of Defined Terms

Affiliate................................................................... 15
Agreement...................................................................  1
ARCO........................................................................  1
ARCO $2.80 Preference Stock................................................. 17
ARCO $3.00 Preference Stock................................................. 16
ARCO Acquisition Proposal................................................... 35
ARCO Affiliates............................................................. 48
ARCO Alternative Agreement.................................................. 54
ARCO Audit Date............................................................. 22
ARCO Common Shares..........................................................  1
ARCO Compensation and Benefit Plans......................................... 26
ARCO Disclosure Letter...................................................... 14
ARCO Executive Officers..................................................... 24
ARCO Preference Stock....................................................... 17
ARCO Preferred Stock........................................................ 16
ARCO Proxy Statement........................................................ 37
ARCO Reports................................................................ 22
ARCO Representatives........................................................ 35
ARCO Required Consents...................................................... 20
ARCO Requisite Vote......................................................... 18
ARCO Stock Option...........................................................  9
ARCO Stock Plans............................................................ 17
ARCO Stockholders Meeting................................................... 39
ARCO Termination Amount..................................................... 54
Audit Date.................................................................. 22
Bankruptcy and Equity Exception............................................. 18
BP Amoco....................................................................  1
BP Amoco 20-F............................................................... 21
BP Amoco ADRs...............................................................  3
BP Amoco Audit Date......................................................... 21
BP Amoco Circular........................................................... 38
BP Amoco Depositary Shares..................................................  3
BP Amoco Disclosure Letter.................................................. 14
BP Amoco Documents.......................................................... 39
BP Amoco Executive Directors................................................ 24
BP Amoco First Preference Shares............................................ 15
BP Amoco Listing Document................................................... 38
BP Amoco Ordinary Shares....................................................  3

BP Amoco Reports............................................................ 21
BP Amoco Required Consents.................................................. 20
BP Amoco Requisite Vote..................................................... 18
BP Amoco Second Preference Shares........................................... 16
BP Amoco Shareholder Meeting................................................ 39
BP Amoco Shares.............................................................  6
BP Amoco Termination Amount................................................. 55
BP Amoco Voting Shares...................................................... 18
Canceled ARCO Share.........................................................  3
Certificate.................................................................  4
Certificate of Merger.......................................................  3
CH-Twenty...................................................................  3
CH-Twenty ARCO Shares.......................................................  3
Closing.....................................................................  2
Closing Date................................................................  2
Code........................................................................  1
Companies Act............................................................... 15
Confidentiality Agreement................................................... 43
Constituent Corporations....................................................  1
Contracts................................................................... 20
Deposit Agreement...........................................................  4
Depositary..................................................................  4
DGCL........................................................................  1
Directors' Plan............................................................. 12
Disclosure Letter........................................................... 14
Effective Time..............................................................  3
Eligible ARCO Shareholders..................................................  1
ELTIP....................................................................... 10
Encumbrance................................................................. 16
Environmental Law........................................................... 26
ERISA....................................................................... 25
Exchange Act................................................................ 15
Exchange Agent..............................................................  6
Exchange Ratio..............................................................  3
Excluded ARCO Shares........................................................  3
Exclusivity Agreements...................................................... 27
Exon-Florio................................................................. 19
Form F-4.................................................................... 37
FSA......................................................................... 39
Governmental Consents....................................................... 49
Governmental Entity......................................................... 20

Hazardous Substance......................................................... 27
HSR Act..................................................................... 19
Indemnitees................................................................. 46
IPA......................................................................... 45
Joint Venture Agreements.................................................... 27
Law......................................................................... 21
Material Adverse Effect..................................................... 15
Merger......................................................................  1
Merger Consideration........................................................  3
Merger Sub..................................................................  1
Merger Sub Common Stock.....................................................  4
MMC......................................................................... 19
Nominee.....................................................................  6
NYSE........................................................................ 13
Option Schemes.............................................................. 16
Order....................................................................... 50
Ordinary Share Election.....................................................  6
Parties.....................................................................  1
Party.......................................................................  1
Person...................................................................... 15
Regulation.................................................................. 19
Reports..................................................................... 23
Rights...................................................................... 27
Rights Agreement............................................................ 27
SEC......................................................................... 12
Securities Act.............................................................. 12
Stock Option Agreement......................................................  1
Subsidiary.................................................................. 15
Superior Proposal........................................................... 36
Surviving Corporation.......................................................  2
Takeover Panel.............................................................. 20
Takeover Statute............................................................ 24
Termination Date............................................................ 52
U.K. GAAP................................................................... 22
U.S. GAAP................................................................... 22
Vastar...................................................................... 17

          This AGREEMENT AND PLAN OF MERGER, dated as of March 31, 1999, as amended as of July ___, 1999 (this "Agreement"), among BP AMOCO p.l.c. ("BP
                                    ---------                            --
Amoco"), an English public limited company, ATLANTIC RICHFIELD COMPANY, a
-----
Delaware corporation ("ARCO"), and PRAIRIE HOLDINGS, INC., a Delaware
                       ----
corporation and a direct wholly owned subsidiary of BP Amoco ("Merger Sub" and,
                                                               ----------
together with ARCO, the "Constituent Corporations");
                         ------------------------

                             W I T N E S S E T H :

          WHEREAS, the respective Boards of Directors of each of ARCO, BP Amoco and Merger Sub (each, a "Party" and, together, the "Parties") have each
                         -----                      -------
determined that it is in the best interests of their respective companies and stockholders or shareholders, as the case may be, to combine their respective businesses;

          WHEREAS, in furtherance of such combination, the respective Boards of Directors of ARCO and Merger Sub have each adopted resolutions approving this Agreement and declaring its advisability and approving the merger (the "Merger")
                                                                        ------
of Merger Sub with and into ARCO in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), upon the terms and subject to the
                                  ----
conditions set forth herein;

          WHEREAS, in furtherance of such combination, the Board of Directors of BP Amoco adopted a resolution approving this Agreement and the Merger, upon the terms and subject to the conditions set forth herein;

          WHEREAS, it is intended that, for U.S. federal income tax purposes, the DSC II Share Exchange (as defined herein) and the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") and that the holders of ARCO Common Shares who will not be "five
      ----
percent transferee shareholders" as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii) or who enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8(b) ( "Eligible ARCO
                                                                  -------------
Shareholders") not recognize taxable gain with respect to the DSC II Share
------------
Exchange or the Merger pursuant to Section 367(a) of the Code (except with respect to cash received in lieu of fractional share interests);

          WHEREAS, as an inducement to the willingness of BP Amoco to enter into this Agreement, the Board of Directors of ARCO has approved the grant to BP Amoco of an option to purchase shares of common stock, par value $2.50 per share, of ARCO ("ARCO Common Shares") pursuant to a stock option agreement,
                 ------------------
dated as of March 31, 1999, between ARCO and BP Amoco (the "Stock Option
                                                            ------------
Agreement"), and
---------
each of ARCO and BP Amoco has duly authorized, executed and delivered the Stock Option Agreement; and

          WHEREAS, ARCO and BP Amoco desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                          The Closing and the Merger

          I.1.  Closing.  The closing of the Merger (the "Closing") shall take
                -------                                   -------
place (i) at the offices of Linklaters & Paines, One Silk Street, London, England, with a meeting to be held simultaneously at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, for the delivery of certain documents in connection therewith, at a time to be agreed by the Parties on the third business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article IV (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other places and time and/or on such other date as ARCO and BP Amoco may agree in writing (the "Closing Date").
                                                ------------

          I.2.   The Share Exchange and the Merger.
                 ---------------------------------

          I.2.1. Upon the terms and subject to the conditions set forth in the Share Exchange Agreement, dated as of July __, 1999 (the "Share Exchange
                                                               --------------
     Agreement"), among BP Amoco, ARCO and ARCO DSC II, Inc., a Delaware
     ---------
     corporation ("DSC II"), prior to the Effective Time (as defined in Section
                   ------
     1.2.3), each ARCO Common Share then owned by DSC II shall be exchanged for a number of ordinary shares, of nominal value $0.50 each, of BP Amoco (each, a "BP Amoco Ordinary Share") equal to the Exchange Ratio (as defined
               -----------------------
     in Section 1.3.2), which shall be delivered to DSC II in the form of BP Amoco Depositary Shares (as defined in Section 1.3.2) (the "DSC II Share
                                                                  ------------
     Exchange").  The consummation of the DSC II Share Exchange shall not be a
     --------
     condition to the obligations of the Parties to effect the Merger.

          1.2.2. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2.3), Merger Sub shall be merged with and into ARCO in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and ARCO shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall
                                               ---------------------
     continue to be governed by the laws of the State of Delaware, and the separate corporate existence of ARCO, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger except as set forth in this Article I. The Merger shall have the effects specified in the DGCL.

          1.2.3. As soon as practicable after satisfaction or waiver (to the extent herein permitted) of the conditions to the obligations of the Parties to consummate the Merger set forth in Article IV, ARCO and Merger Sub will cause a certificate of merger (the "Certificate of Merger") to be
                                                  ---------------------
     executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with the DGCL (the "Effective Time").
                                                             --------------

          I.3.   Conversion and Exchange of Shares.  At the Effective Time:
                 ---------------------------------

          I.3.1. Each ARCO Common Share owned by BP Amoco, ARCO or any Subsidiary (as defined in Section 2.1.1) of BP Amoco or ARCO (other than CH-Twenty Holdings, LLC, a Delaware limited liability company and a Subsidiary of ARCO ("CH-Twenty")) immediately prior to the Effective Time,
                          ---------
     including the ARCO Common Shares acquired by BP Amoco in the DSC II Share Exchange (each, a "Canceled ARCO Share"), shall, by virtue of the Merger,
                        -------------------
     and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist. The ARCO Common Shares owned by CH-Twenty immediately prior to the Merger (if any) (the "CH-Twenty
                                                                       ---------
     ARCO Shares" and, together with the Canceled ARCO Shares, the "Excluded
     -----------                                                    --------
     ARCO Shares") shall remain outstanding, without change, after the Effective
     -----------
     Time, and no consideration shall be delivered in exchange therefor.

          I.3.2. Each ARCO Common Share outstanding immediately prior to the Effective Time, other than Excluded ARCO Shares, shall be converted into and shall be canceled in exchange for the right to receive 4.92 (the

     "Exchange Ratio") BP Amoco Ordinary Shares, which shall be delivered to the
     ---------------
     holders of ARCO Common Shares (other than Excluded ARCO Shares) (i) in the form of American depositary shares (the "BP Amoco Depositary Shares"), each
                                              --------------------------
     representing the right to receive six BP Amoco Ordinary Shares, or (ii) if and to the extent elected by any such holder in a timely manner in accordance with Section 1.4.1, in the form of BP Amoco Ordinary Shares, in registered form, rather than BP Amoco Depositary Shares (the "Merger Consideration"). The BP Amoco Depositary
                             --------------------
     Shares may be evidenced by one or more receipts ("BP Amoco ADRs") issued in
                                                       -------------
     accordance with the Amended and Restated Deposit Agreement, dated as of December 31, 1998, among BP Amoco, Morgan Guaranty Trust Company of New York, as Depositary (the "Depositary"), and the holders from time to time
                               ----------
     of BP Amoco ADRs (as amended or supplemented through the Effective Time, the "Deposit Agreement"). At the Effective Time, all ARCO Common Shares
          -----------------
     (other than any CH-Twenty ARCO Shares) shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such ARCO Common
                     -----------
     Shares (other than Excluded ARCO Shares) and each uncertificated ARCO Common Share (other than Excluded ARCO Shares) shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 1.6 cash in lieu of fractional interests in BP Amoco Depositary Shares (such fractional interests to include, for all purposes under this Agreement, Excess Ordinary Shares (as defined in Section 1.4.1) representing such a fractional interest in accordance with
     Section 1.6) and any dividend or distribution pursuant to Section 1.4.6, in each case without interest. BP Amoco shall, following the Closing, pay all stamp duties, stamp duty reserve tax and other taxes and similar levies imposed in connection with the issuance or creation of the BP Amoco Ordinary Shares, BP Amoco Depositary Shares and any BP Amoco ADRs in connection therewith.

          I.3.3. Each share of common stock of Merger Sub, par value $.001 per share ("Merger Sub Common Stock"), outstanding immediately prior to the
             -----------------------
     Effective Time shall be canceled and, in consideration for the issuance of the BP Amoco Ordinary Shares referred to in Section 1.3.4, the Surviving Corporation shall issue to BP Amoco at the Effective Time such number of shares of common stock as is equal to the number of ARCO Common Shares outstanding immediately prior to the Effective Time (excluding any CH-Twenty ARCO Shares) with the same rights, powers and privileges as the ARCO Common Shares, which shares of common stock, together with the CH-Twenty ARCO Shares, shall constitute the only outstanding shares of common stock of the Surviving Corporation.

          I.3.4. In consideration of the issue to BP Amoco by the Surviving Corporation of shares of common stock of the Surviving Corporation pursuant to Section 1.3.3, BP Amoco shall issue, in accordance with Section 1.4, such number of BP Amoco Ordinary Shares as is equal to (a) the number of ARCO Common Shares outstanding immediately prior to the Effective Time (other than the Excluded ARCO Shares) multiplied by the Exchange Ratio to permit (i) the issuance of BP Amoco Depositary Shares and (ii) if and to the extent elected by any holder of such ARCO Common Shares in a timely manner in accordance with Section 1.4.1, the delivery of BP Amoco Ordinary Shares, in registered form, to the holders of such ARCO Common Shares for the purpose of giving effect to the delivery of the Merger Consideration referred to in
     Section 1.3.2 , less (b) the aggregate number of BP Amoco Ordinary Shares that would (but for the provisions of Section 1.6) be issued in respect of fractional interests in BP Amoco Depositary Shares.

          I.3.5. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, ARCO changes the number of ARCO Common Shares, or BP Amoco changes the number of BP Amoco Ordinary Shares, issued and outstanding as a result of a stock split, stock combination, stock dividend, recapitalization, redenomination of share capital or other similar transaction, the Exchange Ratio and other items dependent thereon (including the number of BP Amoco Ordinary Shares to be exchanged for each ARCO Common Share in the DSC II Share Exchange) shall be appropriately adjusted. Without limiting the generality of the foregoing, in the event that the proposed one-for-one subdivision of the ordinary share capital of BP Amoco (the "Share Subdivision") is approved by the requisite vote of
                    -----------------
     shareholders of BP Amoco at the BP Amoco Shareholder Meeting (as defined in
     Section 3.4) and otherwise becomes effective prior to the Effective Time, the Exchange Ratio shall for all purposes under this Agreement be 9.84, subject to any further adjustments pursuant to this Section 1.3.5, and references herein to the nominal value of each BP Amoco Ordinary Share shall be deemed to be $0.25.

          I.3.6. Each share of ARCO $3.00 Preference Stock and each share of ARCO $2.80 Preference Stock (each as defined in Section 2.1.2.2) outstanding immediately prior to the Effective Time shall remain outstanding, without change, after the Effective Time, and no consideration shall be delivered in exchange therefor; provided, however, BP Amoco agrees
                                              --------  -------
     that (i) from and after the Effective Time, shares of ARCO $3.00 Preference Stock and ARCO $2.80 Preference Stock shall be convertible into BP Amoco Ordinary Shares, deliverable in the form of BP Amoco Depositary Shares,
     (ii) the number of BP Amoco Ordinary Shares into which each share of ARCO $3.00 Preference Stock and each share of ARCO $2.80 Preference Stock shall be convertible shall be equal in each case to the number of ARCO Common Shares into which such share was convertible immediately prior to the Effective Time, multiplied by the Exchange Ratio (subject to any adjustment pursuant to Section 1.3.5, but without any adjustment pursuant to Section
     1.3.5 in the conversion rates between such ARCO Preference Stock and ARCO Common Shares for changes in ARCO

     Common Shares prior to the Effective Time, for which changes the terms of the ARCO $3.00 Preference Stock and the ARCO $2.80 Preference Stock contained in the restated certificate of incorporation of ARCO shall provide the relevant adjustment, if any, and in each case subject to future adjustments after the Effective Time in accordance with ARCO's restated certificate of incorporation) and (iii) BP Amoco shall pay all stamp duties, stamp duty reserve tax and other taxes and similar levies imposed in connection with the issuance or creation of any BP Amoco Depositary Shares and any BP Amoco ADRs in connection therewith that may be issued upon the conversion of shares of ARCO $3.00 Preference Stock or ARCO $2.80 Preference Stock in accordance with their terms.

          I.4.   Surrender and Payment.
                 ---------------------

          I.4.1. Prior to the Effective Time, BP Amoco shall appoint an agent reasonably acceptable to ARCO as exchange agent (the "Exchange Agent") for
                                                           --------------
     the purpose of accepting Certificates to be surrendered by holders of ARCO Common Shares in exchange for BP Amoco Depositary Shares or, if and to the extent elected by a holder of ARCO Common Shares in the manner provided in this Section 1.4.1, for BP Amoco Ordinary Shares in registered form, and letters of transmittal as described in this Section 1.4.1. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of record as of the Effective Time of ARCO Common Shares (other than holders of Excluded ARCO Shares) (i) a letter of transmittal, in such form or forms as ARCO and BP Amoco may reasonably agree, for use in effecting delivery of Certificates to the Exchange Agent and including a form of election by which each holder of ARCO Common Shares may elect, subject to the provisions of this Section 1.4.1, to receive (the "Ordinary Share Election") all or part of the
                             -----------------------
     Merger Consideration to which such holder is entitled in the form of BP Amoco Ordinary Shares in registered form, rather than in the form of BP Amoco Depositary Shares (such BP Amoco Ordinary Shares or BP Amoco Depositary Shares to be received by a holder being referred to in this Agreement as "BP Amoco Shares"), and (ii) instructions for surrendering
                   ---------------
     ARCO Common Shares in exchange for the BP Amoco Shares, and any cash in lieu of fractional interests in BP Amoco Depositary Shares and any cash dividends or other distributions, that such holder has the right to receive pursuant to this Article I. ARCO, acting as agent for each holder of record as of the Effective Time of ARCO Common Shares (other than Excluded ARCO Shares), shall prior to the Effective Time appoint Exchange Nominees Limited or such other agent as may be reasonably acceptable to BP Amoco (the "Nominee"), as nominee and agent for and on behalf of the holders of
           -------
     ARCO Common Shares in connection with the issuance of BP Amoco Depositary Shares or BP Amoco Ordinary Shares in accordance with this Article I, subject to the terms and conditions of this Agreement and an exchange agent and nominee agreement among BP Amoco, ARCO, the Exchange Agent and the Nominee. BP Amoco shall issue the BP Amoco Ordinary Shares referred to in Section 1.3.4 in registered form to the Nominee. The BP Amoco Ordinary Shares held by the Nominee shall be deposited by the Nominee or on its behalf with the Depositary (or as it may direct) as and when required for the issuance of BP Amoco Depositary Shares, or delivered by the Nominee to holders of ARCO Common Shares in accordance with any Ordinary Share Election, in each case in accordance with this Article I. To the extent required, the Nominee will requisition from the Depositary, from time to time, such number of BP Amoco Depositary Shares, in such denominations as the Nominee shall specify, as are issuable in respect of ARCO Common Shares properly delivered to the Exchange Agent that are not subject to an Ordinary Share Election.

          Each holder of ARCO Common Shares entitled to receive the Merger Consideration in accordance with Section 1.3.2 may exercise the Ordinary Share Election only by returning to the Exchange Agent prior to the close of business on the 42nd day following the Closing Date a properly completed letter of transmittal and form of election. Any such holder of ARCO Common Shares may make an Ordinary Share Election with respect to any or all of such holder's ARCO Common Shares, provided that (i) the number of BP Amoco
                                       --------
     Ordinary Shares to which any such holder will be entitled in respect of such Ordinary Share Election shall not be less than six and shall be an integral multiple of six; (ii) any number of BP Amoco Ordinary Shares less than six or in excess of an integral multiple thereof ("Excess Ordinary
                                                             ---------------
     Shares") shall constitute a fractional interest in a BP Amoco Depositary
     ------
     Share; and (iii) such holder will therefore be entitled only to cash in lieu of Excess Ordinary Shares in accordance with Section 1.6. Only BP Amoco Depositary Shares shall be issued as Merger Consideration with respect to ARCO Common Shares for which the holder of such ARCO Common Shares shall not have exercised an Ordinary Share Election prior to the close of business on the 42nd day following the Closing Date or for which the holder shall have delivered to the Exchange Agent prior to such time a letter of transmittal declining to make an Ordinary Share Election.

          I.4.2. Each holder of any ARCO Common Shares that have been converted into a right to receive the consideration set forth in Section 1.3.2 shall,
     (i) in the case of a holder of a Certificate, upon surrender to the Exchange Agent of such Certificate, together with a properly completed letter of transmittal covering the ARCO Common Shares represented by such Certificate and (ii) in the case of a holder of uncertificated ARCO Common Shares, upon delivery to the

     Exchange Agent prior to the close of business on the 42nd day following the Closing Date of a properly completed letter of transmittal and, after such time, without any further action on the part of such holder of uncertificated ARCO Common Shares, in case (i) and in case (ii), be entitled to receive (x) the number of BP Amoco Depositary Shares or BP Amoco Ordinary Shares (excluding any fractional interest in a BP Amoco Depositary Share), to which such holder is entitled in respect of such ARCO Common Shares pursuant to Sections 1.3.2 and 1.4.1 and (y) a check in the amount (after giving effect to any required tax withholdings) of (I) any cash in lieu of fractional interests in BP Amoco Depositary Shares to be paid pursuant to Section 1.6, plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section
     1.4.6. Until such time as any such holder of ARCO Common Shares has become entitled to receive such BP Amoco Shares, such holder's ARCO Common Shares (whether or not represented by a Certificate) shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration to which such holder is entitled and the applicable amounts provided in the foregoing clause (y).

          I.4.3. If any BP Amoco Shares are to be issued or transferred to a person other than the registered holder of the ARCO Common Shares represented by a Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issue or transfer that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issue or transfer shall pay to the Exchange Agent any transfer or other taxes required as a result of such issue or transfer to a person other than the registered holder of such ARCO Common Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          I.4.4. After the close of the stock transfer books of ARCO on the day prior to the Effective Time, there shall be no further registration of transfers of ARCO Common Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

          I.4.5. After the 42nd day after the Closing, any BP Amoco Ordinary shares and any cash amounts then held by the Nominee shall be deposited by the Nominee with the Depositary or on its behalf for the issuance or delivery to the Exchange Agent, as and when required, of BP Amoco Depositary Shares and any cash amounts which may thereafter be issuable or deliverable to holders of ARCO Common Shares. Any BP Amoco Depositary Shares issuable or deliverable in respect of ARCO Common Shares pursuant to this Article I and any cash in lieu of fractional interests in BP Amoco Depositary Shares payable pursuant to Section 1.6, plus any cash dividend or other distribution that such holder has the right to receive pursuant to Section 1.4.6, that remains unclaimed by any holder of ARCO Common Shares six months after the Effective Time shall be held by or on behalf of the Depositary, subject to the instruction of BP Amoco, in an account or accounts designated for such purpose. BP Amoco shall not be liable to any holder of ARCO Common Shares for any securities delivered or any amount paid by the Depositary to a public official pursuant to applicable abandoned property laws. Any cash remaining unclaimed by holders of ARCO Common Shares three years after the Effective Time (or such earlier date immediately prior to such time as such cash would otherwise escheat to or become property of any governmental entity or as is otherwise provided by applicable Law (as defined in Section 2.1.4.2)) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation or BP Amoco, as BP Amoco may determine.

          I.4.6. No dividends, interest or other distributions with respect to securities of BP Amoco or the Surviving Corporation issuable with respect to ARCO Common Shares shall be paid to any holder of ARCO Common Shares until such holder shall have become entitled, in accordance with Section 1.4.2, to receipt of the Merger Consideration and the applicable amounts provided in Section 1.4.2. Subject to the effect of applicable Law, upon such holder becoming entitled to receipt of the Merger Consideration, there shall be issued and/or paid to the holder of the BP Amoco Shares issued in exchange therefor, without interest, (A) at the time of such entitlement, the dividends or other distributions payable with respect to such BP Amoco Shares with a record date after the Effective Time and a payment date on or prior to the date of such entitlement and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such BP Amoco Shares with a record date after the Effective Time but with a payment date subsequent to the date of such entitlement. For purposes of dividends or other distributions in respect of BP Amoco Shares, all BP Amoco Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

          I.4.7. The Parties may, by mutual agreement and without amending this Agreement in accordance with Section 6.2, make any modifications to the terms of or procedures for the Share Election, provided that any such
                                                    --------
     modification will not adversely affect the entitlement of holders of ARCO Common Shares to the Merger Consideration and that such modification shall be filed with the Secretary of ARCO and made available to the stockholders of ARCO, without cost, upon request.

          I.5.   ARCO Stock Options; Other Stock-Based Plans.
                 -------------------------------------------

          I.5.1. At the Effective Time, each stock option to purchase ARCO Common Shares under any ARCO Stock Plan (as defined in Section 2.1.2.2) (each, an "ARCO Stock Option") which is then outstanding and unexercised
                -----------------
     shall cease to represent a right to acquire ARCO Common Shares and shall be converted automatically into an option to purchase BP Amoco Ordinary Shares, to be issued in the form of BP Amoco Depositary Shares, and BP Amoco shall assume each such ARCO Stock Option subject to the terms of the relevant ARCO Stock Plan, and the agreement evidencing the grant thereunder; provided, however, that from and after the Effective Time, (i)
                 --------  -------
     the number of BP Amoco Ordinary Shares purchasable, in the form of BP Amoco Depositary Shares, upon exercise of each such ARCO Stock Option shall be equal to the number of ARCO Common Shares that were purchasable under such ARCO Stock Option immediately prior to the Effective Time (without taking into account any Dividend Share Credits under any ARCO Stock Plan), multiplied by the Exchange Ratio and rounded down to the number of BP Amoco Ordinary Shares representing the nearest whole number of BP Amoco Depositary Shares issuable in respect of such exercise, and (ii) the per BP Amoco Ordinary Share exercise price under each such ARCO Stock Option shall be obtained by dividing the per share exercise price of each such ARCO Stock Option by the Exchange Ratio, and rounding down to the nearest cent. Notwithstanding the foregoing, the number of BP Amoco Ordinary Shares and the per BP Amoco Ordinary Share exercise price of each ARCO Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of
     Section 424 of the Code. Accordingly, with respect to any incentive stock options, BP Amoco Ordinary Shares representing a fractional interest in a BP Amoco Depositary Share shall be rounded down to the number of BP Amoco Ordinary Shares representing the nearest whole number of BP Amoco Depositary Shares and where necessary the per BP Amoco Ordinary Share exercise price shall be rounded up to the nearest cent.

          I.5.2. Shares of Restricted Stock and Performance-Based Restricted Stock outstanding and held by participants in any ARCO Stock Plan immediately prior to the Effective Time shall be converted into and shall be canceled in exchange for the right to receive BP Amoco Shares in accordance with Sections 1.3.2 and 1.4.1.

          I.5.3. The obligation of ARCO to deliver ARCO Common Shares pursuant to Article III, Subsection 3(b)(v)(1) of the ARCO 1985 Executive Long-

     Term Incentive Plan (the "ELTIP"), as amended through the date hereof, in
                               -----
     respect of Contingent Restricted Stock upon the Change of Control represented by the Merger shall be satisfied through the delivery by BP Amoco of (i) a number of BP Amoco Ordinary Shares (to be issued in the form of BP Amoco Depositary Shares) equal to the number of ARCO Common Shares that were otherwise so deliverable multiplied by the Exchange Ratio and rounded down to the number of BP Amoco Ordinary Shares representing the nearest whole number of BP Amoco Depositary Shares issuable in respect of such ARCO Common Shares, and (ii) such other amounts payable in respect of such ARCO Common Shares pursuant to this Article I.

          I.5.4. With respect to Dividend Share Credits under any ARCO Stock Plan, including Prospective Dividend Share Credits to be credited pursuant to Article IV, Subsection 4(b) of the ELTIP and under Article II, Section
     2.6 of the Director's Plan (as defined in Section 1.5.6(b)) in connection with the Merger, BP Amoco and ARCO agree that: (a) as of the Effective Time, ARCO Common Shares represented by Dividend Share Credits, including such Prospective Dividend Share Credits, shall be deemed converted into BP Amoco Ordinary Shares at the Exchange Ratio; (b) after the Effective Time the obligation of ARCO to deliver ARCO Common Shares under Article IV,
     Section 3 of the ELTIP shall be satisfied through the delivery by BP Amoco of (i) a number of BP Amoco Ordinary Shares (to be issued in the form of BP Amoco Depositary Shares) equal to the number of ARCO Common Shares that were otherwise so deliverable multiplied by the Exchange Ratio and rounded down to the number of BP Amoco Ordinary Shares representing the nearest whole number of BP Amoco Depositary Shares issuable in respect of such ARCO Common Shares and (ii) cash in lieu of any fractional interest in a BP Amoco Depositary Share, which would otherwise be issuable in respect of such ARCO Common Shares; and (c) after the Effective Time, references in
     Article IV of the ELTIP and Article V of the Directors' Plan to "Common Stock" shall be deemed references to "BP Amoco Ordinary Shares", and references in Article I, Subsection 2(m) of the ELTIP and Article II, Subsection 2.7 of the Directors' Plan to "New York Stock Exchange" shall be to "London Stock Exchange".

          I.5.5. At the Effective Time, each right of any kind, whether vested or unvested, contingent or accrued, to acquire or receive ARCO Common Shares that may be held, awarded, outstanding, credited, payable or reserved for issuance under the ARCO Stock Plans and any other ARCO Compensation and Benefit Plan (as defined in 2.1.12), except for ARCO Stock Options converted in accordance with Section 1.5.1, shares of Restricted Stock and Performance-Based Restricted Stock converted in accordance with
     Section 1.5.2, Contingent

     Restricted Stock converted in accordance with Section 1.5.3, and any Dividend Share Credits converted in accordance with 1.5.4, shall be deemed to be converted into a right to acquire or receive, as the case may be, (i) the number of BP Amoco Ordinary Shares (to be issued in the form of BP Amoco Depositary Shares) equal to the number of ARCO Common Shares subject to such right immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the number of BP Amoco Ordinary Shares representing the nearest whole number of BP Amoco Depositary Shares issuable in respect of such ARCO Common Shares and (ii) cash in lieu of any fractional interest in a BP Amoco Depositary Share which would otherwise be issuable in respect of such ARCO Common Shares; and such rights with respect to BP Amoco Ordinary Shares shall otherwise be subject to the same terms, conditions and restrictions, if any, as were applicable to the rights with respect to ARCO Common Shares under the relevant ARCO Stock Plan or ARCO Compensation and Benefit Plan. Similarly, all ARCO Stock Plans and other ARCO Compensation and Benefit Plans (and awards thereunder) providing for cash payments measured by the value of a number of ARCO Common Shares shall be deemed to refer to the number of BP Amoco Ordinary Shares equal to the result of multiplying such number of ARCO Common Shares by the Exchange Ratio, and such cash payments shall otherwise be made on the same terms, conditions and restrictions, if any, as were applicable under the relevant ARCO Stock Plan or ARCO Compensation and Benefit Plan. At or prior to the Effective Time, ARCO shall adopt appropriate amendments to the ARCO Stock Plans and the ARCO Compensation and Benefit Plans to effectuate the provisions of this Section 1.5.5. Without limiting the applicability of the foregoing, ARCO shall take all necessary action to ensure that the Surviving Corporation will not be bound at the Effective Time by any options, stock appreciation rights, warrants or other rights or arrangements under any ARCO Compensation and Benefit Plan that would entitle any person to own any ARCO Common Shares or to receive any payments in respect thereof, and all ARCO Compensation and Benefit Plans conferring any rights to ARCO Common Shares or other capital stock of ARCO shall be deemed to be amended to be in conformity with this Section.

          I.5.6. All capitalized terms used in this Section 1.5 and not otherwise defined in this Agreement shall have the respective meanings given such terms in the ELTIP. "Directors' Plan" means the Stock Option
                                      ---------------
     Plan for Outside Directors of ARCO, as amended through the date hereof.

          I.5.7. Prior to the Effective Time, BP Amoco shall make available for issuance in accordance with Section 1.4.1 the number of BP Amoco Ordinary Shares necessary to satisfy BP Amoco's obligations under this Section 1.5. At the

     Effective Time, BP Amoco shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form or a
                      ---
     post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "Securities Act"), (i) with
                                                  --------------
     respect to the BP Amoco Ordinary Shares and the BP Amoco Depositary Shares subject to issuance or subject to options pursuant to this Section 1.5, and
     (ii) if registration of any other interests in any ARCO Stock Plan or any other ARCO Compensation and Benefit Plan referred to in this Section 1.5, or the BP Amoco Ordinary Shares and BP Amoco Depositary Shares to be issued thereunder, is required under the Securities Act, with respect to such interests or such BP Amoco Ordinary Shares or BP Amoco Depositary Shares, BP Amoco shall use its best reasonable efforts to cause such registration statement to become and remain effective and maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

          I.5.8. BP Amoco shall, following the Closing, pay all stamp duties, stamp duty reserve tax and other taxes and similar levies imposed in connection with the issuance or creation of the BP Amoco Depositary Shares and any BP Amoco ADRs in connection with such issuance or creation, pursuant to this Section 1.5.

          I.6.   Fractional BP Amoco Depositary Shares.  No fraction of a BP
                 -------------------------------------
Amoco Depositary Share will be issued. In lieu of any fractional interest in a BP Amoco Depositary Share, including any Excess Ordinary Shares representing such a fractional interest, each holder of ARCO Common Shares who would otherwise be entitled thereto shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of the fractional interest in a BP Amoco Depositary Share to which such holder is entitled under Section 1.3 (or would be entitled but for this Section 1.6) and
(ii) the average of the closing sale prices for the BP Amoco Depositary Shares on the New York Stock Exchange (the "NYSE"), as reported in The Wall Street
                                     ----                   ---------------
Journal, Northeastern edition, for each of the ten consecutive trading days
-------
ending with the fifth complete trading day prior to the Closing Date (not counting the Closing Date).

          I.7.   The Surviving Corporation.
                 -------------------------

          I.7.1. The certificate of incorporation of the Surviving Corporation shall be the restated certificate of incorporation of ARCO, unless this Agreement is adopted by the holders of 66 2/3% or more of the voting power of the outstanding stock entitled to vote at the ARCO Stockholders Meeting (as defined in Section 3.4), in which case the restated certificate of incorporation of the Surviving

     Corporation shall be amended as of the Effective Time to delete Articles V, VI, VII and VIII and to substitute therefor Articles V, VI and VII as set forth in full in Exhibit A.
                      ---------

          I.7.2. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

          I.7.3. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) such officers as are mutually agreed by BP Amoco and ARCO prior to the Effective Time shall be the officers of the Surviving Corporation.

          1.8.  Lost, Stolen or Destroyed Certificates.  In the event any
                --------------------------------------
Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash payable in lieu of fractional interests in BP Amoco Depositary Shares and any unpaid dividends or other distributions deliverable pursuant to Section 1.4.6 in respect of the ARCO Common Shares represented by such Certificate pursuant to this Agreement.


                                  ARTICLE II

                        Representations and Warranties

          II.1.  Representations and Warranties of BP Amoco and ARCO.  Except
                 ---------------------------------------------------
as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof and signed by an authorized officer, delivered by BP Amoco to ARCO or by ARCO to BP Amoco (each a "Disclosure Letter," and the "BP
                                                 -----------------            --
Amoco Disclosure Letter" and the "ARCO Disclosure Letter," respectively), as the
-----------------------           ----------------------
case may be, BP Amoco (except for Sections 2.1.2.2, 2.1.3.2, 2.1.5.2, 2.1.8, 2.1.9(ii), 2.1.10.2, 2.1.12, 2.1.14 and 2.1.15 and references in Section 2.1.1 to documents made available by ARCO to BP Amoco) hereby represents and warrants to ARCO, and ARCO (except for Sections 2.1.2.1, 2.1.3.1, 2.1.5.1, 2.1.9(i),
2.1.10.1 and 2.1.11 and references in Section 2.1.1 to documents made available by BP Amoco to ARCO), subject to Section 2.2, hereby represents and warrants to BP Amoco, that:

          II.1.1.  Organization, Good Standing and Qualification.  Each of it
                   ---------------------------------------------
     and its Subsidiaries (as defined below), is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority, and has been duly authorized by all necessary approvals and orders, to own, operate and lease its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in each jurisdiction where the ownership, operation or leasing of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on it. BP Amoco has made available to ARCO complete and correct copies of its memorandum and articles of association, and ARCO has made available to BP Amoco complete and correct copies of its restated certificate of incorporation and by-laws, in all cases as amended to date. Such memorandum and articles of association or restated certificate of incorporation and by-laws, as the case may be, as so made available are in full force and effect.

          As used in this Agreement, the term (i) "Subsidiary" means, with
                                                   ----------
     respect to BP Amoco, any body corporate which is a subsidiary or subsidiary undertaking, in each case within the meaning of the Companies Act of 1985 of the United Kingdom, as amended (the "Companies Act"), and, with respect
                                             -------------
     to ARCO, any entity, whether incorporated or unincorporated, in which ARCO owns, directly or indirectly, more than fifty percent of the securities or other ownership interests having by their terms ordinary voting power to elect more than fifty percent of the directors or other persons performing similar functions, or the management and policies of which ARCO otherwise has the power to direct, (ii) "Material Adverse Effect" means, with respect
                                    -----------------------
     to any Person (as defined below), a material adverse effect on the financial condition, properties, business or operating income of such Person and its Subsidiaries taken as a whole, other than any such effect to the extent arising out of changes in general United States, United Kingdom or international economic conditions, conditions or changes in or affecting the United States, United Kingdom or international oil and gas industry (including changes in market prices), provided that, except as otherwise
                                           --------
     specifically provided, all references to Material Adverse Effect on BP Amoco or any of its Subsidiaries or to ARCO or any of its Subsidiaries in this Article II or in Article III shall be deemed to refer solely to BP Amoco and its Subsidiaries and ARCO and its Subsidiaries, respectively, without giving effect to BP Amoco's ownership of ARCO and its Subsidiaries after the Effective Time, (iii) "Person"
                                       ------
     shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 2.1.4.1) or other entity of any kind or nature, and (iv) "Affiliate" shall have the meaning specified in Rule 12b-2
                       ---------
     of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
                                                              ------------

          II.1.2.  Capital Structure.
                   -----------------

               II.1.2.1. The authorized share capital of BP Amoco is $6,000,000,000 and (Pounds)12,750,000. As of the close of business on March 29, 1999, the allotted share capital of BP Amoco consisted of 9,720,380,579 BP Amoco Ordinary Shares, not more than 7,232,838 8% cumulative first preference shares, of nominal value (Pounds)1 each ("BP Amoco First Preference Shares"), and not more than 5,473,414 9%
          ----------------------------------
          cumulative second preference shares, of nominal value (Pounds)1 each ("BP Amoco Second Preference Shares"). All of the outstanding BP
            ---------------------------------
          Amoco Ordinary Shares, BP Amoco First Preference Shares and BP Amoco Second Preference Shares have been, and the BP Amoco Ordinary Shares to be issued as Merger Consideration shall be, duly authorized and validly issued and are or will be, as the case may be, fully paid or credited as fully paid. As of March 31, 1999, BP Amoco has no BP Amoco Ordinary Shares, BP Amoco First Preference Shares or BP Amoco Second Preference Shares reserved for or otherwise subject to issuance, except for BP Amoco Ordinary Shares held by trusts or otherwise subject to issuance in relation to option schemes pursuant to which BP Amoco Ordinary Shares may be issued in the ordinary course of business (the "Option Schemes"). Each of the outstanding shares of
                            --------------
          capital stock or other ownership interests of each of BP Amoco's Subsidiaries that constitutes a "Significant Subsidiary" (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act) is duly authorized, validly issued, fully paid and nonassessable and owned by BP Amoco or a direct or indirect wholly owned Subsidiary of BP Amoco, in each case free and clear of any lien, pledge, security interest, claim or other encumbrance ("Encumbrance"). Except as set
                                                 -----------
          forth above or as contemplated by this Agreement, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind which obligate BP Amoco or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of BP Amoco or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from BP Amoco or any of its Subsidiaries, any securities of BP Amoco or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. BP Amoco does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of BP Amoco on any matter.

               II.1.2.2. The authorized capital stock of ARCO consists of 600,000,000 ARCO Common Shares, of which 325,937,777 ARCO Common Shares were issued and outstanding as of the close of business on March 26, 1999, 75,000,000 shares of Preferred Stock, par value $.01 per share ("ARCO Preferred Stock"), of which no shares were
                      --------------------
          outstanding as of the date hereof; 78,089 shares of $3.00 Cumulative Convertible Preference Stock, par value $1.00 per share ("ARCO $3.00
                                                                    ----------
          Preference Stock"), of which 49,749 shares were outstanding as of
          ----------------
          March 26, 1999; and 833,776 shares of $2.80 Cumulative Convertible Preference Stock, par value $1.00 per share ("ARCO $2.80 Preference
                                                        ---------------------
          Stock"), of which 564,439 shares were outstanding as of March 26, 1999
          -----
          (the ARCO $3.00 Preference Stock and the ARCO $2.80 Preference Stock being referred to herein as the "ARCO Preference Stock"). All of the
                                           ---------------------
          outstanding ARCO Common Shares and shares of ARCO Preference Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of March 31, 1999, ARCO has no ARCO Common Shares, shares of ARCO Preferred Stock or shares of ARCO Preference Stock reserved for or otherwise subject to issuance, except that (i) as of the close of business on March 29, 1999, there were 13,927,493.16 ARCO Common Shares subject to issuance pursuant to options or other common stock equivalents (excluding Prospective Dividend Share Credits (as defined in the ELTIP)) outstanding under the plans of ARCO identified in paragraph 2.1.2.2 of the ARCO Disclosure Letter as being the only ARCO Compensation and Benefit Plans pursuant to which ARCO Common
          Shares may be issued (the "ARCO Stock Plans"); and (ii) as of the date
                                     ----------------
          hereof, there are not less than 64,861,617 ARCO Common Shares reserved for issuance pursuant to the Stock Option Agreement. Each of the outstanding shares of capital stock or other ownership interests of each of ARCO's Significant Subsidiaries (or, in the case of Vastar Resources, Inc. ("Vastar"), the shares of capital stock of Vastar
                            ------
          owned by ARCO) is duly authorized, validly issued, fully paid and nonassessable and owned by ARCO or a direct or indirect wholly owned subsidiary of ARCO, in each case free and clear of any Encumbrance. Except as set forth above or as contemplated by this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind which obligate ARCO or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of ARCO or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from ARCO or any of its Subsidiaries, any securities of ARCO or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The ARCO Common Shares issuable pursuant to the Stock Option Agreement have been duly reserved for issuance by ARCO, and upon any issuance of such ARCO Common Shares in accordance with the terms of the Stock Option Agreement, such ARCO Common Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance. ARCO does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of ARCO on any matter.

          II.1.3.  Corporate Authority; Approval and Fairness.
                   ------------------------------------------

               II.1.3.1. BP Amoco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby, subject only to the approval of the Merger by, on a show of hands, not less than the requisite majority of the holders of outstanding BP Amoco Ordinary Shares, BP Amoco First Preference Shares and BP Amoco Second Preference Shares (collectively, the "BP Amoco Voting Shares") present
                                                ----------------------
          in person or, on a poll, not less than the requisite majority of the votes attaching to the BP Amoco Voting Shares voted by the holders in person or by proxy at the BP Amoco Shareholders Meeting (as defined in
          Section 3.4) (the "BP Amoco Requisite Vote").  The execution, delivery
                             -----------------------
          and performance of this Agreement and the Stock Option Agreement have been duly authorized by all necessary corporate action on the part of BP Amoco, and, assuming the due authorization, execution and delivery of this Agreement and the Stock Option Agreement by ARCO, this Agreement and the Stock Option Agreement constitute valid and binding agreements of BP Amoco, enforceable against BP Amoco in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").
                                          -------------------------------
          The Board of Directors of BP Amoco has approved this Agreement, the Stock Option Agreement, the Merger and the other transactions contemplated hereby and thereby and the Board of Directors has received the opinion of its financial advisor, Morgan Stanley & Co.

          Incorporated, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to BP Amoco, from a financial point of view.

               II.1.3.2. ARCO has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby, subject only to the adoption of this Agreement by the vote of the holders of a majority of the outstanding stock entitled to vote at the ARCO Stockholders Meeting (the "ARCO Requisite Vote"). The execution, delivery and
                        -------------------
          performance of this Agreement and the Stock Option Agreement have been duly authorized by all necessary corporate action on the part of ARCO and, assuming the due authorization, execution and delivery of this Agreement and the Stock Option Agreement by BP Amoco, this Agreement and the Stock Option Agreement constitute valid and binding agreements of ARCO enforceable against ARCO in accordance with their terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of ARCO (A) has unanimously approved this Agreement, the Stock Option Agreement, the Merger and the other transactions contemplated hereby and thereby and declared the advisability of the Merger Agreement and
          (B) has received the opinions of its financial advisors, Goldman, Sachs & Co. and Salomon Smith Barney Inc., to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of ARCO Common Shares (other than holders of Excluded ARCO Shares) from a financial point of view.

          II.1.4.  Governmental Filings; No Violations.
                   -----------------------------------

               II.1.4.1. Other than the necessary filings, permits, authorizations, notices, approvals, confirmations, consents, declarations and/or decisions (A) pursuant to Sections 1.2.2 and 3.3.1, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the Securities Act
                                 -------
          and the Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio"), (C) to comply with the
                                        -----------
          rules and regulations of the NYSE or the LSE or any other stock exchanges on which securities of BP Amoco, ARCO or any of their respective Subsidiaries are listed, (D) to comply with Council Regulation (EEC) No 4064/89 as amended (the "Regulation"), (insofar as
                                                       ----------
          the Merger constitutes a concentration with a Community dimension within the scope of the Regulation), (E) from the UK Office of Fair Trading that is not the intention of the UK Secretary of State for Trade and Industry to refer the Merger or any matters arising therefrom to the UK Monopolies and Mergers Commission (the "MMC") or
                                                                      ---
          from the Secretary of State for Trade and Industry in the event that the Merger or any matters arising therefrom are referred to the MMC (insofar as the Merger qualifies for investigation by the MMC under the UK Fair Trading Act 1973 or a referral is made by the European Commission to the UK Competent Authority under Article 9 of the Regulation), (F) with or from any other national authority within the European Community to which the Merger (or any part of it) is referred pursuant to Article 9 of the Regulation) and (G) from H.M. Treasury pursuant to section 765 of the Income and Corporation Taxes Act 1988 (or the confirmation from H.M. Treasury or the Inland Revenue that no such consent is required to the transactions contemplated by this Agreement) (such filings, permits, authorizations, notices, approvals, confirmations, consents, declarations and/or decisions to be made, given or obtained by BP Amoco being the "BP Amoco Required Consents"
                                                   --------------------------
          and by ARCO being the "ARCO Required Consents"), no filings, notices,
                                 ----------------------
          declarations and/or decisions are required to be made by it with, nor are any permits, authorizations, approvals or other confirmations or consents required to be obtained by it from, any governmental or regulatory (including stock exchange) authority, agency, court, commission, body or other governmental entity (including the U.K. Panel on Takeovers and Mergers (the "Takeover Panel")) (each, a
                                               --------------
          "Governmental Entity"), in connection with the execution and delivery
          --------------------
          by it of this Agreement and the Stock Option Agreement and the consummation by it of the Merger and the other transactions contemplated hereby and thereby, except those the failure of which to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

               II.1.4.2. The execution, delivery and performance of this Agreement and the Stock Option Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated hereby and thereby (including, in the case of BP Amoco, the issue of BP Amoco Ordinary Shares, and the deposit of BP Amoco Ordinary Shares by or on behalf of BP Amoco with the Depositary against issuance of BP Amoco Depositary Shares in accordance with the Deposit Agreement) will not, constitute or result in (A) a breach or violation of, or a default under, its memorandum or articles of association, in the case of BP Amoco, or its restated certificate of incorporation or by-laws, in the case of ARCO, or the comparable governing instruments of any of the Significant Subsidiaries of BP Amoco or ARCO (in each case as amended from time to time), (B) subject to making, giving or obtaining all necessary filings, permits, authorizations, notices, approvals, confirmations, consents, declarations and/or decisions described in Section 2.1.4.1 and all other necessary third-party consents as set forth in paragraph 2.1.4.2 of its Disclosure Letter, a breach or violation of, or a default under, the acceleration of any obligations or rights of third parties or the creation of an Encumbrance on the assets of it or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any
                                            ---------
          of its Subsidiaries or any law, ordinance, regulation, judgment, order, decree, arbitration, award, license or permit of any Governmental Entity ("Law") or non-governmental permit or license to
                                ---
          which it or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of either Party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

          II.1.5.  Reports; Financial Statements.
                   -----------------------------

               II.1.5.1. BP Amoco has made available to ARCO copies of (A) each registration statement, report and annual report prepared by it or its Subsidiaries and filed with the SEC since December 31, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC, a draft as of the date hereof of BP Amoco's Annual Report on Form 20-F for the year ended December 31, 1998 (the "BP
                                                                         --
          Amoco 20-F," December 31, 1998 being the "BP Amoco Audit Date"), and
          ----------                                -------------------
          each quarterly report distributed by BP Amoco to its shareholders (collectively, including any such registration statement, report or annual report filed with the SEC or, in the case of quarterly reports, distributed to BP Amoco shareholders subsequent to the date hereof, the "BP Amoco Reports"); and (B) all circulars, reports and other
               ----------------
          documents distributed by BP Amoco to its shareholders since the BP Amoco Audit Date. As of their respective dates, the BP Amoco Reports
          (i) complied in all material respects with, and any BP Amoco Report filed, distributed or delivered subsequent to the date hereof will comply in all material respects with, any applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder and (ii) did not, and any BP Amoco Report filed, distributed or delivered subsequent to the date hereof will not (and all circulars, reports and other documents referred to in clause (B) of the preceding sentence did not, and such materials circulated subsequent to the date hereof will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the audited consolidated balance sheets of BP Amoco and its Subsidiaries included in or incorporated by reference into the BP Amoco Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of BP Amoco and its Subsidiaries as of its date, and each of the related consolidated statements of income, changes in shareholders' interest, total recognized gains and losses and cash flows included in or incorporated by reference into the BP Amoco Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated results of its operations, retained earnings and cash flows of BP Amoco and its Subsidiaries as of the relevant dates for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles in the U.K. ("U.K. GAAP")
                                                                 ---------
          consistently applied during the periods involved except as may be noted therein. The related notes reconciling to generally accepted accounting principles in the United States ("U.S. GAAP") the consolidated net income and shareholders'
                   ---------
          equity of BP Amoco and its Subsidiaries comply in all material respects with the requirements of the SEC applicable to such reconciliation.

               II.1.5.2. ARCO has made available to BP Amoco copies of each registration statement, report, proxy statement or information statement prepared by it or any of its Subsidiaries and filed with the SEC since December 31, 1998 (December 31, 1998 being the "ARCO Audit
                                                                    ----------
          Date," with the BP Amoco Audit Date and the ARCO Audit Date each being
          ----
          referred to herein as the relevant Party's "Audit Date"), including
                                                      ----------
          ARCO's Annual Report on Form 10-K for the year ended December 31, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such registration statement, report, proxy statement or information statement filed with the SEC subsequent to the date hereof, the "ARCO
                                                                           ----
          Reports").  As of their respective dates, the ARCO Reports (i)
          -------
          complied in all material respects with, and any ARCO Report filed subsequent to the date hereof will comply in all material respects with, any applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder and (ii) did not, and any ARCO Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the ARCO Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of ARCO and its Subsidiaries as of its date and each of the related consolidated statements of income, changes in stockholders' equity and cash flows included in or incorporated by reference into the ARCO Reports (including any related notes and schedules) fairly presents, or will fairly present in all material respects, the consolidated results of operations and cash flows of ARCO and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. GAAP consistently applied during the periods involved except as may be noted therein. The BP Amoco Reports and the ARCO Reports are collectively referred to herein as the "Reports," and references in
                                                  -------
          this Agreement to "Reports filed prior to the date hereof" shall include, with respect to BP Amoco, the BP Amoco 20-F provided to ARCO on or prior to the date hereof.

          II.1.6.  Absence of Certain Changes.  Except as disclosed in the
                   --------------------------
     Reports filed prior to the date hereof, or as expressly contemplated by this Agreement, since its respective Audit Date it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses, and there has not been (i) any change in the financial condition, properties, business or operating income of it and its Subsidiaries except those changes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on it; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of its capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iii) any stock split, stock combination, recapitalization, redenomination of share capital or other similar transaction or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as expressly contemplated hereby or, in the case of ARCO, in the Stock Option Agreement; or (iv) any change by it in accounting principles, practices or methods except as required by changes in U.K. GAAP or U.S. GAAP, as the case may be. Since its respective Audit Date, except as provided for herein or as disclosed in the Reports filed prior to the date hereof, there has not been any material increase in the compensation payable or that could become payable by it or any of its Subsidiaries to officers or key employees or any amendment of any of its compensation or benefit plans or agreements other than increases or amendments in the ordinary course or as contemplated by this Agreement.

          II.1.7.  Litigation and Liabilities.  Except as disclosed in the
                   --------------------------
     Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations, complaints or proceedings pending or, to the knowledge of, in the case of BP Amoco, its Chief Executive Officer, Deputy Chief Executive Officer, Chief Financial Officer or General Counsel ("BP Amoco Executive Directors"), and,
                                            ----------------------------
     in the case of ARCO, its Chief Executive Officer, President, Chief Financial Officer or General Counsel ("ARCO Executive Officers"),
                                            -----------------------
     threatened against it or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which, in the case of BP Amoco, the BP Amoco Executive Directors, and, in the case of ARCO, the ARCO Executive Officers, have knowledge that would reasonably be expected to result in any claims against, or obligations or liabilities of, it or any of its

     Subsidiaries, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

          II.1.8.  Takeover Statutes.  Assuming that BP Amoco's representation
                   -----------------
     and warranty set forth in Section 2.1.10.1 is true and correct, the board of directors of ARCO has taken or will take all appropriate and necessary action such that BP Amoco will not be prohibited from entering in a "business combination" with ARCO as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL) without complying with Section 203(a)(3) of the DGCL as a result of the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, including such business combination provisions of the DGCL (each, a "Takeover Statute"), and no anti-takeover
                                      ----------------
     provision in the restated certificate of incorporation or by-laws of ARCO is, or at the Effective Time will be, applicable to the Merger or any of the other transactions contemplated by this Agreement and the Stock Option Agreement.

          II.1.9.  Brokers and Finders.  Neither it nor any of its Subsidiaries,
                   -------------------
     officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the execution and delivery of this Agreement, the Stock Option Agreement, the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement, except that (i) BP Amoco has employed Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Cazenove & Co. as its financial advisors, the arrangements with all of which have been disclosed to ARCO prior to the date hereof, and (ii) ARCO has retained Goldman, Sachs & Co. and Salomon Smith Barney Inc. as its financial advisors, the arrangements with both of which have been disclosed to BP Amoco prior to the date hereof.

          II.1.10.  Ownership of Other Party's Common Stock.
                    ---------------------------------------

               II.1.10.1. Neither BP Amoco nor any of its Subsidiaries "beneficially owns" (as such term is defined in Rule 13d-3 under the Exchange Act) any ARCO Common Shares.

               II.1.10.2. Neither ARCO nor any of its Subsidiaries "beneficially owns" (as such term is defined in Rule 13d-3 under the Exchange Act) any BP Amoco Ordinary Shares or BP Amoco Depositary Shares (other than any BP Amoco Ordinary Shares or BP Amoco Depositary Shares beneficially owned by an ARCO Compensation and Benefit Plan or an ARCO sponsored non-U.S. employee benefit plan and, if the DSC II Share Exchange is consummated prior to the Effective Time, by DSC II).

          II.1.11.  Merger Sub.  Merger Sub was formed solely for the purpose of
                    ----------
     engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby or (iii) incurred any liabilities other than in connection with the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by ARCO and BP Amoco, this Agreement constitutes a valid and binding agreement of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. BP Amoco, as Merger Sub's sole stockholder, has approved Merger Sub's execution, delivery and performance of this Agreement and has adopted this Agreement.

          II.1.12.  ARCO Employee Benefit Plans.
                    ---------------------------

               II.1.12.1. Set forth in Section 2.1.12 of the ARCO Disclosure Letter are all significant compensation and benefit plans, contracts, policies or arrangements currently in effect for U.S. based employees covering current or former employees of ARCO and its Subsidiaries and current or former directors of ARCO, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),
                                                                        -----
          and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "ARCO
                                                                            ----
          Compensation and Benefit Plans").  True and complete copies of all
          ------------------------------
          ARCO Compensation and Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any ARCO Compensation and Benefit Plan, and all amendments thereto have been provided or made available to BP Amoco.

               II.1.12.2. Except as set forth in Section 2.1.12 of the ARCO Disclosure Letter, none of the execution and delivery of this Agreement by

          ARCO, the performance by ARCO of its obligations hereunder, the consummation of the transactions contemplated by this Agreement nor any other action taken or failed to be taken by ARCO prior to the execution of this Agreement will (a) limit ARCO's right, in its sole discretion, to administer, amend or terminate any ARCO Compensation and Benefit Plan or any related trust instrument, (b) entitle any employees of ARCO or any of its Subsidiaries to severance pay, (c) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation, benefits or awards under, increase the amount payable or trigger any other material obligation pursuant to, any of the ARCO Compensation and Benefit Plans or (d) result in any breach or violation of, or a default under, any of the ARCO Compensation and Benefit Plans.

          II.1.13.  Environmental Matters.     Except as disclosed in its
                    ---------------------
     Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on it, to the knowledge of the BP Amoco Executive Officers or the ARCO Executive Officers, as applicable,
     (i) it and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) no property currently or formerly owned or operated by it or its Subsidiaries is contaminated with any Hazardous Substance requiring remediation under any Environmental Law; (iii) neither it nor any of its Subsidiaries is subject to liability under any Environmental Law for off-site disposal or contamination; (iv) neither it nor any of its Subsidiaries has received any claim, notice, demand or letter indicating that it may be in violation of, or subject to liability under, any Environmental Law; (v) neither it nor any of its Subsidiaries is subject to any order, decree, investigation, injunction or agreement with any Governmental Entity or any third party relating to any Environmental Law; and (vi) there are no other circumstances or conditions involving it or any of its Subsidiaries that reasonably could be expected to result in any claims, liabilities or costs in connection with any Environmental Law.

          As used herein, "Environmental Law" means any federal, state, local
                           -----------------
     and foreign law, regulation, order, decree, common law or agency requirement relating to the protection of the environment or human health and safety, and "Hazardous Substance" means any substance, waste or
                      -------------------
     byproduct in any concentration that is listed, classified or regulated pursuant to any Environmental Law, including petroleum and petroleum products and wastes, mine tailings and wastes, asbestos, lead products and polychlorinated biphenyls.

          II.1.14.  ARCO Rights Plan.  Assuming that BP Amoco's representation
                    ----------------
     and warranty set forth in Section 2.1.10.1 is true and correct, the board of directors of ARCO has taken all action necessary to render the rights (the "Rights") issued under the Rights Agreement, dated as of July 24, 1995
           ------
     (the "Rights Agreement"), between ARCO and First Chicago Trust Company of
           ----------------
     New York inapplicable to the Merger, this Agreement, the Stock Option Agreement and the other transactions contemplated hereby and thereby. ARCO will take all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither ARCO nor BP Amoco will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

          II.1.15. ARCO Joint Ventures; Exclusivity Arrangements. For purposes
                   ---------------------------------------------
     of this Agreement, the material organizational documents, shareholder, membership or voting agreements and material agreements relating to the transfer of investments and management or operatorships to which it or any of its Subsidiaries is a party in connection with its joint ventures are referred to herein as the "Joint Venture Agreements", and the non-compete,
                                ------------------------
     exclusivity or similar agreements pursuant to which the ability of ARCO or any of its Subsidiaries or Affiliates of any of them to engage in any line of business, to contract with third parties or to do business in any geographic area is restricted in any material manner, and any area-of-mutual-interest agreements, are referred to herein as the "Exclusivity
                                                                -----------
     Agreements".  All of ARCO's Joint Venture Agreements and Exclusivity
     ----------
     Agreements are, with respect to it and its Subsidiaries, valid and in full force and effect on the date hereof except for any failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Neither ARCO nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any of its Joint Venture Agreements or Exclusivity Agreements, except in each case for such violations, acts or omissions as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on it; it being understood that no effect arising out of the execution, performance or consummation of this Agreement shall be deemed to have a Material Adverse Effect for purposes of this Section 2.1.15.

          II.1.16.  Tax Matters.  Neither it nor any of its Affiliates has taken
                    -----------
     or agreed to take any action that would, or failed to take any action the omission of which would, or has reason to believe that any conditions exist that could reasonably be expected to (i) prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code or (ii) cause the Eligible ARCO Shareholders to recognize taxable gain with respect to the Merger pursuant to Section 367(a) of the Code (except with respect to cash received in lieu of fractional interests in BP Amoco Depositary Shares).

          II.2.  Vastar.  Notwithstanding anything to the contrary in this
                 ------
Article II, ARCO does not make any representation or warranty with respect to Vastar and its Subsidiaries (i) as of any date after the date hereof or (ii) for matters covered by the fifth sentence of Section 2.1.2.2, clauses (B) and (C) of
Section 2.1.4.2, the last sentence of Section 2.1.6, and Section 2.1.12; provided, however, that (x) ARCO represents and warrants as of the date hereof
--------  -------
that, to the knowledge of the ARCO Executive Officers, without any investigation or inquiry, the representations and warranties referred to in the foregoing clause (ii) are true and accurate with respect to Vastar and its Subsidiaries and (y) ARCO will make the representations and warranties contained in Sections
2.1.5.2 and 2.1.6(i) with respect to Vastar and its Subsidiaries as of the Closing Date as though made on the Closing Date (except that any such representation or warranty that by its terms expressly speaks as of an earlier date shall be true and correct as of its date) for purposes of Section 4.2.1.


                                  ARTICLE III

                                   Covenants

          III.1.  Interim Operations.
                  ------------------

          III.1.1.  Interim Operations of BP Amoco.  BP Amoco covenants and
                    ------------------------------
     agrees as to itself and its Subsidiaries that, after the date hereof and until the Effective Time (unless ARCO shall otherwise approve in writing and except as contemplated by the Share Subdivision, as otherwise contemplated by the BP Amoco Circular, as otherwise expressly contemplated by or provided in this Agreement (including the BP Amoco Disclosure Letter), or as required by applicable Law):

               III.1.1.1.  BP Amoco shall not:

                    (i) amend its memorandum and articles of association in any manner that would adversely affect the rights of any Party under this Agreement, the transactions contemplated hereby or the rights of holders of BP Amoco Ordinary Shares or BP Amoco Depositary Shares;

                    (ii) split, combine, subdivide or reclassify its outstanding shares of capital stock;

                    (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock other than (A) regular quarterly cash dividends on BP Amoco Ordinary Shares consistent with past practice, including periodic dividend increases consistent with past practice, and (B) regular cash dividends on the issued and outstanding BP Amoco First Preference Shares and BP Amoco Second Preference Shares; or

                    (iv) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire (except for repurchases, redemptions or acquisitions (A) required by the terms of its capital stock or securities outstanding on the date hereof or
          (B) required by or in connection with the respective terms as of the date hereof of any Option Schemes or any dividend reinvestment plan as in effect on the date hereof in the ordinary course of the operation of such plans) any shares of the capital stock of BP Amoco or any securities convertible into or exchangeable or exercisable for any shares of the capital stock of BP Amoco;

               III.1.1.2. neither BP Amoco nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to acquire, the capital stock of BP Amoco of any class (other than (x) BP Amoco Ordinary Shares issuable or transferable pursuant to (A) options outstanding on the date hereof under the Option Schemes, (B) additional options or rights to acquire BP Amoco Ordinary Shares granted under the terms of any Option Scheme as in effect on the date hereof or as amended, or any similar option scheme adopted in replacement of or as an enhancement to any such option scheme, in each case in the ordinary course of the operation of such option scheme, and (C) the DSC II Share Exchange, (y) BP Amoco Ordinary Shares issuable or transferable pursuant to such options or rights so granted and (z) issuances of securities in connection with grants, awards or issuances of stock-based compensation);

               III.1.1.3. subject to the provisions of Section 3.5.1, neither BP Amoco nor any of its Subsidiaries shall take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement including any action or omission that would cause (i) the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) the exchange of BP Amoco Shares for ARCO Common Shares in the Merger to fail to qualify for nonrecognition of gain (except with respect to (a) cash received in lieu of fractional interests in BP Amoco Depositary Shares or (b) stockholders of ARCO that are not Eligible ARCO Shareholders); and

               III.1.1.4. neither BP Amoco nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

          III.1.2.  Interim Operations of ARCO.  ARCO covenants and agrees as to
                    --------------------------
     itself and its Subsidiaries that, after the date hereof and until the Effective Time (unless BP Amoco shall otherwise approve in writing and except as otherwise expressly contemplated by or provided in this Agreement (including the ARCO Disclosure Letter) or the Stock Option Agreement, or as required by applicable Law, and subject to Section 3.17):

               III.1.2.1. the business of ARCO and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, ARCO and each of its Subsidiaries shall use their respective best reasonable efforts to preserve its business organization intact and maintain its existing relations, status and goodwill with customers, suppliers, creditors, state, federal and foreign governmental authorities, lessors, employees and business associates;

               III.1.2.2.  ARCO shall not:

                    (i) amend its restated certificate of incorporation; amend its by-laws in any manner that would adversely affect the rights of any Party under this Agreement or the transactions contemplated hereby or affect the rights of holders of ARCO Common Shares; or, subject to the fiduciary duties of ARCO's board of directors, amend, modify or terminate the Rights Agreement;

                    (ii) split, combine, subdivide or reclassify its outstanding shares of capital stock;

                    (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock other than (A) regular quarterly cash dividends on ARCO Common Shares not in excess of the quarterly cash dividends declared by ARCO in the quarter ended December 31, 1998 and (B) regular cash dividends on the issued and outstanding shares of ARCO Preference Stock; or

                    (iv) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire (except for repurchases, redemptions or acquisitions (A) required by the terms of its capital stock or securities outstanding on the date hereof, (B) required by or in connection with the respective terms as of the date hereof of any ARCO Stock Plans or any dividend reinvestment plan as in effect on the date hereof in the ordinary course of the operation of such plans or (C) effected to acquire ARCO Common Shares from DSC II) any shares of the capital stock of ARCO or any securities convertible into or exchangeable or exercisable for any shares of the capital stock of ARCO;

               III.1.2.3.  neither ARCO nor any of its Subsidiaries shall:

                    (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to acquire, the capital stock of ARCO of any class (other than (A) ARCO Common Shares issuable or deliverable (x) pursuant to options outstanding on the date hereof under the ARCO Stock Plans, (y) in connection with the conversion of shares of ARCO Preference Stock in accordance with their terms or (z) pursuant to the Stock Option Agreement; (B) issuances of ARCO Common Shares, including Restricted Stock, Performance-Based Restricted Stock, Contingent Restricted Stock and Dividend Share Credits, in connection with grants and awards made prior to the date hereof; (C) issuances of securities in connection with grants, awards or issuances of stock-based compensation made in accordance with
          Section 3.1.2.4; (D) Rights issuable pursuant to the Rights Agreement in respect of ARCO Common Shares issued or to be issued in accordance with this clause (i) or Section 3.1.2.4; (E) ARCO Common Shares issuable upon the exercise of Rights; or (F) ARCO Common Shares exchangeable for BP Amoco Depositary Shares in the DSC II Share Exchange);

                    (ii) transfer, lease, license, sell or otherwise dispose of any of its property or assets (including capital stock of any of its Subsidiaries), including any contribution of property or assets to a joint venture (including any joint venture that may be entered into pursuant to Section 3.1.2.3 (vii)) and any transfer or disposition in connection with financing transactions, other than property or assets having an aggregate fair market value of not more than $500 million;

          provided, however, that ARCO shall not transfer, lease, license, sell
          --------  -------
          or otherwise dispose of any individual property or asset with a fair market value in excess of $50 million without first consulting with BP Amoco;

                    (iii) incur any indebtedness except for (x) long-term indebtedness not in excess of $1.5 billion incurred in connection with the refinancing of existing indebtedness and (y) commercial paper and short-term indebtedness repayable upon less than 30 days' notice without penalty (other than LIBOR "breakage" costs); provided,
                                                               --------
          however,  that ARCO shall provide reasonable advance notice to and
          -------
          consult with BP Amoco on the development of, and any proposed changes in, ARCO's plans for such refinancings contemplated by clause (x) (including expected maturities and other material terms);

                    (iv) make capital expenditures in an aggregate amount in excess of $2.7 billion during 1999 and $2.7 billion during 2000, plus,
                                                                           ----
          in each year no more than an additional 15% of such limit, after reasonable advance notice to and consultation with BP Amoco with respect to ARCO's plans for such additional capital expenditures; or, without first consulting with BP Amoco, authorize or commit to any individual future capital expenditure in an amount in excess of $50 million unless such consultation would be inconsistent with applicable Laws;

                    (v) by any means make or authorize or commit to any acquisition of, or investment in, assets or stock of any other Person or entity except to the extent that such acquisition or investment is a capital expenditure permitted pursuant to Section 3.1.2.3(iv) or a contribution to a joint venture permitted pursuant to Section 3.1.2.3(ii);

                    (vi)  terminate any existing line of business;  or

                    (vii) without reasonable advance notice to and consultation with BP Amoco, enter into any new shareholder, membership or voting agreements or other agreements relating to the transfer of investments or management or operatorships in connection with joint ventures other than any such agreements with respect to which the total book value or fair market value (whichever is greater) of all of the assets of ARCO and its Subsidiaries to be employed in or subject to the relevant joint venture is less than $200 million;

               III.1.2.4.  neither ARCO nor any of its Subsidiaries shall

                    (i) terminate, establish, adopt, enter into, make any new (or accelerate or otherwise modify any existing) grants or awards of stock-based compensation or other benefits under, amend or otherwise modify any ARCO Compensation and Benefit Plan except for (A) grants or awards to directors, officers and employees of it or any of its Subsidiaries under existing ARCO Compensation and Benefit Plans in the ordinary and usual course of business consistent with past practice (which shall include normal periodic performance reviews and the making of related grants and awards with provisions consistent with past practice; but shall not include any grants or awards that would accelerate, vest or become payable solely as a result of the consummation of the transactions contemplated by this Agreement) and, with respect to stock-based compensation, in any event not in excess of a number of grants or awards (x) granted after the date of this Agreement and before December 31, 1999 that would (currently or with the passage of time or the fulfillment of conditions), in the aggregate, entitle the holders thereof to receive or to purchase 200,000 ARCO Common Shares pursuant to at-market stock options; and
          (y) granted after February 1, 2000 that would (currently or with the passage of time or the fulfillment of conditions), in the aggregate, entitle the holders thereof to receive or to purchase 1.5 million ARCO Common Shares pursuant to at-market stock options and 250,000 ARCO Common Shares pursuant to other equity-based awards, except that additional stock options may be substituted for other equity-based awards on an equivalent value basis, with calculation of the value of each equity instrument based on reasonable and customary valuation methods; (B) actions necessary to satisfy existing contractual obligations under ARCO Compensation and Benefit Plans in force as of the date hereof, as required by law or under the terms of any collective bargaining agreement or any other action in the ordinary and usual course of business which would not significantly increase the cost of such plan to ARCO; and (C) actions necessary in order to extend the effectiveness of the Enhanced Retirement Program as set forth in Section 41 of the ARCO Retirement Plan, Section 19 of the CH-Twenty, Inc. Retirement Plan and Section 4A and 5A of the ARCO

          Special Termination Allowance Plan (the "Enhanced Retirement Program"), including but not limited to the final average salary feature, as currently in effect, for qualifying terminations of employment occurring within two years following the Effective Time;

                    (ii) increase the salary, wage, bonus or other compensation of any directors, officers or employees except for (A) increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases and increases reasonably required to maintain competitive compensation (based on market data) for specialized employees) and (B) the provision of individual compensation and benefit plans or agreements for newly hired or appointed officers or employees in the ordinary and usual course of business consistent with past practice; or

                    (iii) make any determination with respect to the satisfaction of performance objectives under the ARCO Compensation and Benefit Plans other than reasonable determinations that are consistent with past practice;

               III.1.2.5. subject to the provisions of Section 3.5.1, neither ARCO nor any of its Subsidiaries shall take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement including any action or omission that would cause (i) the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) the exchange of BP Amoco Shares for ARCO Common Shares in the Merger to fail to qualify for nonrecognition of gain (except with respect to (a) cash received in lieu of fractional interests in BP Amoco Depositary Shares or (b) stockholders of ARCO who are not Eligible ARCO Shareholders);

               III.1.2.6. ARCO shall timely satisfy, or cause to be timely satisfied, all applicable tax reporting and filing requirements contained in the Code with respect to the transactions contemplated hereby, including, without limitation, the reporting requirements contained in United States Treasury Regulation Section 1.367(a)- 3(c)(6);

               III.1.2.7. neither ARCO nor any of its Subsidiaries shall:

                    (i) without reasonable advance notice to and consultation with BP Amoco (unless BP Amoco is an adverse party with respect to such claim or litigation or to the extent such consultation would result in ARCO waiving its attorney-client privilege with respect to such claim or litigation), settle or compromise any claims or litigation where the amount of any such settlement or compromise exceeds $50,000,000; or

                    (ii) make any election with respect to taxes that could reasonably be expected to have a Material Adverse Effect on it;

               III.1.2.8. ARCO shall not modify any accounting policy except as may be required by changes in Law or in U.S. GAAP;

               III.1.2.9. ARCO shall not create, write down or change any material reserve, except in the ordinary and usual course of business, without reasonable advance notice to and consultation with BP Amoco; and

               III.1.2.10. neither ARCO nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

          III.1.3.  Consultation as to Material Contracts.  ARCO shall
                    -------------------------------------
     cooperate with BP Amoco promptly after the date hereof in identifying and creating a list of Contracts that may be considered material to ARCO and its Subsidiaries. ARCO agrees that it will provide reasonable advance notice to and consult with BP Amoco with respect to any material amendment, modification or termination of, or any waiver, release or assignment of any material rights or claims under, the Contracts so identified and listed other than in the ordinary and usual course of business of ARCO and its Subsidiaries.

          III.2.    ARCO Acquisition Proposals.
                    --------------------------

          III.2.1. ARCO agrees that, subject to Section 3.2.3 and except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries nor any of the officers or directors of it or any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively, the "ARCO Representatives") not to, directly or indirectly,
                         --------------------
     initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, dual-holding company transaction, consolidation or similar transaction involving

     ARCO, or any purchase of, or offer to purchase, all or substantially all of the equity securities of ARCO or of its and its Subsidiaries' assets taken as a whole (any such proposal or offer being hereinafter referred to as an "ARCO Acquisition Proposal"). ARCO further agrees that neither it nor any
      -------------------------
     of its Subsidiaries nor any of its or its Subsidiaries' officers or directors shall, and that it shall direct and use its best efforts to cause the ARCO Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to an ARCO Acquisition Proposal or engage in any negotiations concerning an ARCO Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an ARCO Acquisition Proposal; provided, however, that nothing contained in this Agreement shall
               --------  -------
     prevent ARCO or its board of directors from (i) making any disclosure to its stockholders if, in the good faith judgment of its board of directors, failure so to disclose would be inconsistent with its obligations under applicable Law; (ii) negotiating with or furnishing information to any Person who has made a bona fide written ARCO Acquisition Proposal which did not result from a breach of this Section 3.2.1; or (iii) recommending such an ARCO Acquisition Proposal to its stockholders (and in connection therewith withdraw its approval or favorable recommendation to stockholders of this Agreement), if and only to the extent that, in the case of actions referred to in clause (ii) or clause (iii), such ARCO Acquisition Proposal is a Superior Proposal (as defined below). For purposes of this Agreement, a "Superior Proposal" means any ARCO Acquisition Proposal by a third party
        -----------------
     (x) on terms which the board of directors of ARCO determines in its good faith judgment after consultation with its financial advisors, to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, and (y) which the ARCO board of directors determines in its good faith judgment to constitute a transaction that is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal. ARCO agrees that it will, on the date hereof, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any ARCO Acquisition Proposal. ARCO also agrees that if it has not already done so, it will promptly request each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date hereof in connection with its consideration of any ARCO Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

          III.2.2. ARCO agrees that it will take the necessary steps promptly to inform its Subsidiaries and its Subsidiaries' officers, directors and the ARCO Representatives of the obligations undertaken in this Section 3.2. ARCO agrees that it will notify BP Amoco promptly if any such inquiries, proposals or offers relating to or constituting an ARCO Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its or its Subsidiaries' officers, directors and the ARCO Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep BP Amoco informed, on a current basis, of the status and material terms and conditions of any such proposals or offers. ARCO shall give BP Amoco at least five business days' notice of all material terms and conditions of each ARCO Acquisition Proposal and the opportunity to respond to such ARCO Acquisition Proposal prior to any action by the ARCO board of directors approving the execution and delivery of a definitive agreement to implement a transaction in respect of such ARCO Acquisition Proposal.

          III.2.3. Nothing contained herein shall prohibit ARCO from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to an ARCO Acquisition Proposal by means of a tender or exchange offer.

          III.3.    Information Supplied.
                    --------------------

          III.3.1.  Registration Statement.
                    ----------------------

                    III.3.1.1. Each of BP Amoco and ARCO shall cooperate with respect to and as promptly as practicable prepare, and BP Amoco shall file with the SEC as soon as practicable, a Registration Statement on Form F-4 (the "Form F-4") under the Securities Act, with respect to
                         --------
          the issuance pursuant to this Agreement and the Share Exchange Agreement of BP Amoco Shares, which Registration Statement shall include the proxy statement/prospectus to be sent to holders of ARCO Common Shares (the "ARCO Proxy Statement") and, so far as appropriate,
                              --------------------
          the BP Amoco Documents (as defined in Section 3.3.2.1). The Parties will cause the Form F-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of BP Amoco and ARCO shall use its respective best reasonable efforts to have the Form F-4 declared effective by the SEC as promptly as practicable after such filing. BP Amoco shall use its reasonable efforts to obtain, prior to the effective date of the Form F-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. BP Amoco will advise ARCO, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the BP Amoco Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the ARCO Proxy Statement or the Form F-4 or comments thereon and responses thereto or requests by the SEC for additional information.

                    III.3.1.2. BP Amoco and ARCO each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Form F-4, including, without limitation, the ARCO Proxy Statement, and any amendment or supplement thereto will, at the time the Form F-4 becomes effective under the Securities Act, at the date of mailing to stockholders and at the time or times of the ARCO Stockholders Meeting (as defined in Section 3.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the ARCO Stockholders Meeting any information relating to ARCO or BP

          Amoco, or any of their respective Affiliates, officers or directors, should be discovered by ARCO or BP Amoco which should be set forth in an amendment to the Form F-4 or a supplement to the ARCO Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the ARCO stockholders.

                    III.3.1.3. ARCO will use its best reasonable efforts to cause the definitive ARCO Proxy Statement to be mailed to its stockholders as promptly as practicable after the date hereof.

          III.3.2.  BP Amoco Documents.
                    ------------------

               III.3.2.1. BP Amoco shall, with the reasonable assistance of ARCO, as promptly as practicable prepare and file with the LSE (a) a circular to be sent to BP Amoco shareholders in connection with the BP Amoco Shareholders Meeting (as defined in Section 3.4) (the "BP Amoco
                                                                       --------
          Circular"), containing (i) a notice convening the BP Amoco
          --------
          Shareholders Meeting, (ii) such other information (if any) as may be required by the LSE and (iii) such other information as BP Amoco and ARCO shall agree to include therein; and (b) listing particulars or an exempt listing document relating to BP Amoco and its Subsidiaries and the BP Amoco Ordinary Shares (together with any summary thereof, the

          "BP Amoco Listing Document," and the BP Amoco Circular and  the BP
          --------------------------
          Amoco Listing Document, together, the "BP Amoco Documents").  BP Amoco
                                                 ------------------
          and ARCO each agrees, as to itself and its Subsidiaries, that the BP Amoco Documents and any supplements thereto and any circulars or documents issued to shareholders, employees or debentureholders of BP Amoco, will contain all particulars relating to BP Amoco and ARCO required to comply in all material respects with all United Kingdom statutory and other legal provisions (including, without limitation, the Companies Act, the Financial Services Act 1986 (the "FSA") and the
                                                                   ---
          rules and regulations made thereunder, and the rules and requirements of the LSE) and all such information contained in the BP Amoco Documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

                    III.3.2.2. BP Amoco will use its best reasonable efforts to cause the BP Amoco Documents to receive any clearance thereof required from the LSE and to cause the definitive BP Amoco Documents to be mailed to its shareholders, in each case as promptly as practicable after the date hereof.

                    III.3.2.3. Notwithstanding any of the other provisions of this Section 3.3 and for the avoidance of doubt, BP Amoco hereby agrees that (i) for the purposes of the preparation of the BP Amoco Circular and the BP Amoco Listing Document and any amendments or supplements thereto, ARCO shall only be obliged (pursuant to such other provisions) to supply BP Amoco with information to the extent that it relates solely to ARCO and/or its Subsidiaries, and (ii) neither ARCO, nor any of its Subsidiaries, nor any of its or their directors or other officers shall accept any responsibility for either the BP Amoco Circular or the BP Amoco Listing Document or the information included therein or omitted therefrom.

          III.4.  Shareholders Meetings.  ARCO will take all action necessary
                  ---------------------
to convene a special meeting of the holders of ARCO Common Shares at which the holders of ARCO Common Shares shall consider the adoption of this Agreement (including any adjournments or postponements thereof, the "ARCO Stockholders
                                                           -----------------
Meeting") as promptly as practicable after the Form F-4 has been declared
-------
effective by the SEC. BP Amoco will take all action necessary to convene an extraordinary general meeting of BP Amoco shareholders at which an ordinary resolution will be proposed to consider the approval of the Merger (the "BP
                                                                         --
Amoco Shareholder Meeting") after the BP Amoco Documents are cleared by the LSE
-------------------------
and the Form F-4 has been declared effective by the SEC. BP Amoco and ARCO each agrees to use best reasonable efforts such that, to the extent practical, the ARCO Stockholders Meeting and the BP Amoco Shareholders Meeting each shall be held as promptly as practicable after the conditions precedent to holding such meeting have been fulfilled and as nearly contemporaneously as practicable. Subject to the terms of this Agreement, including the provisions of Section 3.2, the board of directors of each of BP Amoco and ARCO shall recommend to its respective shareholders, in the case of BP Amoco, the approval of the Merger and, in the case of ARCO, the adoption of the Merger Agreement and shall use best reasonable efforts to solicit such adoption unless it concludes, in the exercise of its fiduciary duties, after consultation with outside counsel, that the Merger is no longer advisable for its shareholders; provided, however, that
                                                        --------  -------
neither BP Amoco nor ARCO shall be entitled to withdraw its recommendation to its respective shareholders if to do so would be inconsistent with the obligations it has expressly assumed elsewhere in this Agreement. In the event that subsequent to the date hereof, the board of directors of BP Amoco and/or ARCO determines that the Merger or the Merger Agreement, as the case may be, is no longer advisable and recommends that its respective shareholders reject it, BP Amoco shall nevertheless submit the Merger to the holders of BP Amoco Voting Shares for approval at the BP Amoco Shareholders meeting and ARCO shall nevertheless submit this Agreement to the holders of ARCO Common Shares, for adoption at the ARCO Stockholders Meeting, in each case unless this Agreement shall have been terminated in accordance with its terms prior to the date of the applicable meeting.

          III.5.   Filings; Other Actions; Notification.
                   ------------------------------------

          III.5.1. BP Amoco and ARCO shall each cooperate with the other and
     (i) use (and shall use best reasonable efforts to cause their respective Subsidiaries to use) all their respective best reasonable efforts promptly to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the Stock Option Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) use (and shall use best reasonable efforts to cause their respective Subsidiaries to use) all their respective best reasonable efforts to obtain as promptly as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party (other than BP Amoco Required Consents and ARCO Required Consents) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement, and (iii) use (and shall use best reasonable efforts to cause their respective Subsidiaries to use) their respective best reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to obtain the BP Amoco Required Consents or ARCO Required Consents, as the case may be; it being understood that, for purposes of this Section 3.5, the Parties agree that "best reasonable efforts" shall require (without limitation of any other meaning of such words) each Party to accept or agree to, at such time as may be required to cause the condition set forth in Section 4.1.2 to be fulfilled prior to the Termination Date, as it may be extended pursuant to Section 5.2, any conditions, terms or restrictions in connection with any such BP Amoco Required Consent or ARCO Required Consent, as the case may be, unless all such conditions, terms and restrictions, in the aggregate, would be reasonably likely to have a Material Adverse Effect on BP Amoco or ARCO after the Effective Time (it being understood that, for this purpose materiality shall be considered solely with respect to the total value of the U.S. operations of BP Amoco, ARCO and their Subsidiaries, taken together). Subject to applicable Laws relating to the exchange of information, BP Amoco and ARCO shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to ARCO and its Subsidiaries or BP Amoco and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. In exercising the foregoing right, each of BP Amoco and ARCO shall act reasonably and as promptly as practicable.

          III.5.2. BP Amoco and ARCO each shall, upon request by and reasonable notice from the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders or stockholders and such other matters as may be reasonably necessary or advisable in connection with the Form F-4, the BP Amoco Documents, the ARCO Proxy Statement or any other necessary or appropriate filing, notice, petition, statement, registration, submission of information or application made by or on behalf of BP Amoco or ARCO or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

          III.5.3. BP Amoco and ARCO each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement, including promptly furnishing the other with copies of notices or other communications received by BP Amoco or ARCO, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. BP Amoco and ARCO each shall give prompt notice to the other of any change that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on it or of any failure of any condition set forth in Article IV to the other Party's obligations to effect the Merger.

          III.5.4. Prior to making any filing, notice, petition, statement, registration, submission of information or application to or with any third party and/or Governmental Entity (including any domestic or foreign national securities exchange) in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement and except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any domestic or foreign national securities exchange, each Party shall make all reasonable efforts to consult with the other Party with respect to the content of such filing, notice, petition, statement, registration, submission of information or application and to provide the other Party with copies of the proposed filing, notice, petition, statement, registration, submission of information or application. Neither BP Amoco nor ARCO shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement unless it consults with the other Party in advance and, to the extent practicable and permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

          III.5.5. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of this Agreement, the Stock Option Agreement, or the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement or claims damages in connection therewith, the Parties agree to cooperate and use their best reasonable efforts, subject to the limitations set forth in Section 3.5.1, to defend against, respond to and resolve such claim, action, suit, investigation or other proceeding in a manner that permits the consummation of the Merger prior to the Termination Date.

          III.6.  Access.   In order to facilitate consummation of the Merger
                  ------
and the other transactions contemplated by this Agreement, the Parties hereby agree that upon reasonable request to any executive officer of BP Amoco or ARCO, as the case may be, designated for the purpose, and except as may otherwise be required by applicable Law, BP Amoco and ARCO each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no receipt of information pursuant
                                --------
to this Section shall affect or be deemed to modify any representation or warranty made by BP Amoco or ARCO hereunder, and provided, further, that the
                                                 --------  -------
foregoing shall not require BP Amoco or ARCO to permit any inquiry, or to disclose any information, that in the reasonable judgment of BP Amoco or ARCO, as the case may be, would (i) violate any antitrust or competition Law or (ii) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality to third parties unless the consent of such third party is obtained (and BP Amoco or ARCO, as the case may be, shall use its reasonable efforts to obtain the consent of such third party to such inspection or disclosure). All such information shall be governed by the terms of the Confidentiality Agreement, dated January 28, 1999, between BP Amoco and ARCO (the "Confidentiality Agreement"), including without limitation all such
      -------------------------
information disclosed in the Disclosure Letters.

          III.7.  Publicity.  The initial press release concerning this
                  ---------
Agreement, the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement shall be a joint press release, and thereafter BP Amoco and ARCO shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

          III.8.  Benefits and Other Matters.
                  --------------------------

               III.8.1.  Employee Benefits.
                         -----------------

               III.8.1.1. It is the specific intention of the Parties that the compensation and benefit programs (including annual and long-term incentive programs) to be provided by BP Amoco and its Subsidiaries for current and former employees of ARCO will be no less favorable in the aggregate than is provided to similarly situated employees of BP Amoco and its Subsidiaries.

               III.8.1.2. For at least one year following the Effective Time, BP Amoco shall provide or cause to be provided to current and former employees and directors of ARCO and its Subsidiaries compensation and benefits that are at least as favorable in the aggregate (taking into account the benefits provided pursuant to this Section 3.8) as the compensation and benefits they were entitled to receive immediately prior to the Effective Time (including, without limitation, benefits pursuant to qualified and non-qualified retirement plans, savings plans, medical plans and programs, deferred compensation arrangements, incentive plans, and retiree benefit plans, policies and arrangements); provided, however, that, with respect to employees who
                         --------  -------
          are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining or other labor agreements; and provided, further, that all incentive, bonus and
                          --------  -------
          similar plans shall after the Effective Time be substantially performance-based.

               III.8.1.3. BP Amoco shall cause (i) ARCO's and its Subsidiaries' (other than Vastar's) existing severance programs (as in effect immediately prior to the Effective Time) to continue without any reduction in benefits for at least two years following the Effective Time; (ii) beginning with the first full plan year after the Effective Time, interest to be credited to the accounts of participants under the ARCO Executive Deferral Plan (as in effect at the Effective Time) at the greater of (x) the interest rate credited under a comparable BP Amoco plan maintained in the United States for senior executives or
          (y) the "Citibank Base Rate," as defined in the ARCO Executive Deferral Plan; provided, however, that for the period ending upon
                         --------  -------
          completion of ten full plan years after the Effective Time, such rate shall be no less than 125% of the 120-month rolling average of the 10-year U.S. Treasury Note rate for each applicable 120-month period ending June 30 (determined in a manner consistent with past practice), such rate to be effective for the immediately following plan year, except that the minimum rate shall be the Citibank Base Rate in those limited circumstances in which it is determined by ARCO management, in its sole discretion pursuant to a formal action taken prior to the Effective Time, that any participant has failed to satisfactorily perform his/her duties consistent with pre-established goals previously communicated to the participant and such failure to so perform has not otherwise been excused by ARCO management; and (iii) the ARCO outplacement policies and, for executives, financial counseling policies, as in effect as of the date hereof, to be maintained for two years following the Effective Time.

               III.8.1.4. Following the Effective Time, BP Amoco shall, and shall cause its Subsidiaries to, recognize service with ARCO and its Subsidiaries and any predecessor entities (and any other service credited by ARCO under similar benefit plans), prior to the Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits and severance) under any benefit plans of BP Amoco or its Subsidiaries in which the particular employee or former employee of ARCO (or its respective Subsidiaries) participates to the same extent as if such service had been rendered to BP Amoco or any of its Subsidiaries; provided however, that the foregoing shall not result in
                        -------- -------
          any duplication of benefits for the same period of service. From and after the Effective Time, BP Amoco shall, and shall cause its Subsidiaries to, recognize any and all appropriate out-of-pocket expenses of each employee or former employee of ARCO and its Subsidiaries for purposes of determining such employee's and former employee's (including their beneficiaries and dependents) deductible and co-payment expenses under BP Amoco's medical benefit plans. BP Amoco shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by BP Amoco or any of its Subsidiaries in which employees of ARCO and its Subsidiaries (and their respective eligible dependents) will be eligible to participate on or following the Effective Time to the extent such pre-existing condition limitation was waived or satisfied under the comparable ARCO plan.

               III.8.1.5. From and after the Effective Time, BP Amoco shall honor, fulfill and discharge, and shall cause its Subsidiaries to honor, fulfill and discharge, in accordance with its terms, each existing employment, change of control, severance and termination agreement between ARCO or any of its Subsidiaries, and any officer, director or employee of such company, including without limitation (i) all legal and contractual obligations pursuant to outstanding retirement plans, including the extension of the Enhanced Retirement Program, pursuant to Section 3.1.2.4(i), salary and bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements and agreements in effect as of the Effective Time, including all the "change of control" provisions under the plans, programs, policies and agreements listed in Section 3.8.1.5 of the ARCO Disclosure Letter, and (ii) all vacation, personal and sick days accrued by employees of ARCO and its Subsidiaries as of the Effective Time. BP Amoco acknowledges that the consummation of the Merger will constitute a "change of control" as respectively defined under the plans, programs, policies and agreements listed in Section 3.8.1.5 of the ARCO Disclosure Letter.

               III.8.1.6. From and after the Effective Time, BP Amoco shall recognize, and cooperate in good faith with, the Independent Plan Administrator (the "IPA") of the ARCO Supplemental Executive Benefit
                              ---
          Plans Trust Agreement; provided, however, that BP Amoco agrees to
                                 --------  -------
          cooperate with ARCO and the IPA in an effort to effect the transfer and/or assumptions of any plan, or portion thereof, under the administration of ARCO or the IPA to any successor plan or trust, as may be requested by ARCO or the IPA.

               III.8.2.  Director and Officer Liability.
                         ------------------------------

               III.8.2.1. BP Amoco agrees that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) in respect of acts or omissions of such Indemnitees on or prior to the Effective Time as provided in the restated certificate of incorporation and by-laws of ARCO or an agreement between an Indemnitee and ARCO or its Subsidiaries in effect as of the date hereof shall continue in full force and effect in accordance with the terms thereof.

               III.8.2.2. For six years after the Effective Time, BP Amoco shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of ARCO or any of its Subsidiaries (the "Indemnitees") (i) with respect to all acts or
                             -----------
          omissions by them in their capacities as officers or directors of ARCO in connection with the approval of this Agreement and the transactions contemplated hereby and (ii) to the same extent indemnified as set forth in Section 3.8.2.1, with respect to all other actions or omissions by them in their capacities as officers or directors of ARCO, or taken by them at the request of, ARCO or any of its Subsidiaries. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are duly satisfied.

               III.8.2.3. For six years after the Effective Time, BP Amoco shall procure the provision of directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by ARCO's directors' and officers' liability insurance policy on terms set forth in the BP Amoco Disclosure Letter. Such liability insurance procured by BP Amoco may provide "first dollar" coverage, without any requirement to first seek indemnification from the Surviving Corporation or BP Amoco.

               III.8.2.4. The obligations of BP Amoco under this Section 3.8.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 3.8.2 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 3.8.2 applies shall be third party beneficiaries of this Section 3.8.2).

          III.9.  Expenses.  Except as otherwise provided in Section 5.5,
                  --------
whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement shall be paid by the party incurring such expense, except that the parties shall share equally the costs and expenses of filing, printing and distributing the Form F-4, the ARCO Proxy Statement, the BP Amoco Documents and related documents.

          III.10.  Takeover Statutes.  If any Takeover Statute is or may
                   -----------------
become applicable to the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement, each of BP Amoco and ARCO and its board of directors shall, subject to applicable Law, grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stock Option Agreement, and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

          III.11.  Dividends.  At least until December 31, 2003, dividends on
                   ---------
the BP Amoco Ordinary Shares will be announced in U.S. dollars and paid to holders of BP Amoco Depositary Shares in U.S. dollars and to holders of BP Amoco Ordinary Shares in pounds sterling. ARCO agrees that it will coordinate its record dates for dividends on ARCO Common Shares with BP Amoco's record dates for dividends on BP Amoco Ordinary Shares so that record dates with respect to dividends to which holders of ARCO Common Shares will be entitled, whether declared with respect to ARCO Common Shares or, after the Effective Time, with respect to BP Amoco Ordinary Shares, do not occur more or less frequently than once each calendar quarter.

          III.12.  Listing Applications.  BP Amoco shall promptly prepare and
                   --------------------
submit to the LSE a listing application with respect to the BP Amoco Ordinary Shares issuable in the Merger, and to each of the NYSE and Pacific Exchange a listing application in respect of the BP Amoco Depositary Shares issuable in the Merger and in the DSC II Share Exchange, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such BP Amoco Ordinary Shares, in the case of the LSE, subject to allotment, and such BP Amoco Depositary Shares, in the case of the NYSE, subject to official notice of issuance. After the Closing, BP Amoco shall take any action that may be required under applicable Laws, including, if necessary, the submission of additional listing applications, as and when required, to provide for the listing (i) on the London Stock Exchange of all BP Amoco Ordinary Shares and
(ii) on the NYSE of all BP Amoco Depositary Shares, in each case that may be issued after the Effective Time in respect of ARCO Stock Options or otherwise under any ARCO Stock Plan (or any successor thereto).

          III.13.  Letters of Accountants.
                   ----------------------

          III.13.1. BP Amoco shall use its best reasonable efforts to cause to be delivered to ARCO "comfort" letters of Ernst & Young, BP Amoco's independent public accountants, dated the effective date of the Form F-4 and the Closing Date, respectively, and addressed to ARCO and its directors, in form reasonably satisfactory to ARCO and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

          III.13.2. ARCO shall use its best reasonable efforts to cause to be delivered to BP Amoco "comfort" letters of PricewaterhouseCoopers, ARCO's independent public accountants, dated the effective date of the Form F-4 and the Closing Date, respectively, and addressed to BP Amoco and its directors, in form reasonably satisfactory to BP Amoco and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

          III.14.  Agreements of ARCO Affiliates.  Prior to the date of the
                   -----------------------------
ARCO Stockholders Meeting, ARCO shall cause to be prepared and delivered to BP Amoco a list identifying all persons who, at the time of the ARCO Stockholders Meeting, ARCO believes may be deemed to be "affiliates" of ARCO for purposes of Rule 145 under the Securities Act (the "ARCO Affiliates"). BP Amoco shall be
                                        ---------------
entitled to place restrictive legends on any BP Amoco ADRs (or any underlying BP Amoco Ordinary Shares that may be withdrawn upon surrender of such BP Amoco
ADRs) received by such ARCO Affiliates. ARCO shall use its best efforts to cause each person who is identified as an ARCO Affiliate in such list to deliver to BP Amoco, at or prior to the Effective Time, a written agreement, in the form to be approved by the Parties, that such ARCO Affiliate will not sell, pledge, transfer or otherwise dispose of any BP Amoco Depositary Shares or BP Amoco Ordinary Shares issued to such ARCO Affiliate pursuant to the Merger (or any underlying BP Amoco Ordinary Shares that may be withdrawn upon surrender of such BP Amoco Depositary Shares), except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. BP Amoco shall not register the transfer of any BP Amoco Ordinary Shares and shall cause the Depositary not to register the transfer of any BP Amoco Depositary Shares unless such transfer is made in compliance with the foregoing.

          III.15.  Accounting Matters.  At least until December 31, 2003, BP
                   ------------------
Amoco shall include as supplemental disclosure in its consolidated financial statements a reconciliation of its consolidated net income and shareholders' equity to U.S. GAAP.

          III.16.  Tax Matters.  BP Amoco shall timely satisfy, or cause to be
                   -----------
timely satisfied, all applicable tax reporting and filing requirements contained in the Code with respect to the transactions contemplated hereby, including, without limitation, the reporting requirements contained in the United States Treasury Regulation Section 1.367(a)-3(c)(6).

          III.17.  Vastar.  Notwithstanding anything to the contrary in this
                   ------
Article III, if any action is taken by Vastar or any of its Subsidiaries, or Vastar or any of its Subsidiaries fails to take any action, that would (but for this Section 3.17) constitute a violation by ARCO of a provision of this Article III, ARCO shall be deemed to be in compliance with, and deemed not in violation of, such provision if ARCO has used reasonable efforts, consistent with the fiduciary duties of the Vastar directors designated by ARCO, to prevent such action or such failure to take action, as the case may be, on the part of Vastar and its Subsidiaries. For the purposes of Section 3.1.2.3, transactions by Vastar and its Subsidiaries shall not count toward the monetary amounts set forth therein.

          III.18.  Section 103.  BP Amoco shall, if and to the extent
                   -----------
required, comply with its obligations under Section 103 of the U.K. Companies Act 1985 in respect of the Merger Consideration.

                                  ARTICLE IV

                                  Conditions

          IV.1.  Conditions to Each Party's Obligation to Effect the Merger'.
                 -----------------------------------------------------------
The respective obligations of BP Amoco, Merger Sub and ARCO to effect the Merger are subject to the satisfaction or waiver of each of the following conditions:

          IV.1.1.  Shareholder Approvals.  This Agreement shall have been duly
                   ---------------------
     adopted by holders of ARCO Common Shares constituting the ARCO Requisite Vote, and the Merger shall have been duly approved by the shareholders of BP Amoco constituting the BP Amoco Requisite Vote.

          IV.1.2.  Regulatory Consents.  All BP Amoco Required Consents and
                   -------------------
     ARCO Required Consents from or with any Governmental Entity (collectively, "Governmental Consents") in connection with the consummation of the Merger
      ---------------------
     and the other transactions contemplated hereby shall have been made or obtained, except where the failure to obtain such Governmental Consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BP Amoco or ARCO after the Effective Time, and such Governmental Consents shall not contain any terms or impose any conditions, terms or restrictions in connection with any such Governmental Consent which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on BP Amoco or ARCO after the Effective Time (it being understood that, for this purpose, materiality shall be considered solely with respect to the total value of the U.S. operations of BP Amoco, ARCO and their Subsidiaries, taken together.

          IV.1.3.  Laws and Orders.  No Governmental Entity of competent
                   ---------------
     jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement and that, individually or in the aggregate with all other such Laws, is reasonably likely to have a Material Adverse Effect on BP Amoco or ARCO or that would materially impair the ability of BP Amoco to consummate the Merger (collectively, an "Order"). The enactment, issuance, promulgation,
                        -----
     enforcement or execution by any Governmental Entity of any Order with respect to a Governmental Consent shall not result in a failure of the conditions set forth in this Section 4.1.3 if such Order imposes on BP Amoco or ARCO or their respective Subsidiaries conditions, terms or restrictions with respect to or upon the consummation of the Merger and such conditions, terms or restrictions, if contained solely in a Governmental Consent, would not result in the failure of the condition set forth in Section 4.1.2.

          IV.1.4.  Effectiveness of Form F-4.  The Form F-4 shall have become
                   -------------------------
     effective prior to the mailing of the ARCO Proxy Statement to its stockholders, no stop order suspending the effectiveness of the Form F-4 shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

          IV.1.5.  Exchange Listings.  The LSE shall have granted permission
                   -----------------
     for admission to the Official List of the LSE, subject to allotment, of the BP Amoco Ordinary Shares to be issued pursuant to the Merger, and such permission shall not have been withdrawn prior to the Effective Time, and the BP Amoco Depositary Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          IV.2.  Conditions to Obligations of BP Amoco and Merger Sub.  The
                 ----------------------------------------------------
obligations of BP Amoco and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by BP Amoco and Merger Sub prior to the Effective Time of the following conditions:

          IV.2.1.  Representations and Warranties of ARCO.  The
                   --------------------------------------
     representations and warranties of ARCO set forth in this Agreement (i) to the extent qualified by Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification shall be true and correct, in each case when made and as of the Closing Date as though made on and as of the Closing Date (except as provided in Section 2.2 and except that any representation or warranty that by its terms expressly speaks as of an earlier date shall be true and correct as of such date) (provided that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ARCO), and BP Amoco shall have received a certificate signed on behalf of ARCO by an executive officer of ARCO to such effect.

          IV.2.2.  Performance of Obligations of ARCO.  ARCO shall have
                   ----------------------------------
     performed all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BP Amoco shall have received a certificate signed on behalf of ARCO by an executive officer of ARCO to such effect.

          IV.3.  Conditions to Obligation of ARCO.  The obligation of ARCO to
                 --------------------------------
effect the Merger is also subject to the satisfaction or waiver by ARCO prior to the Effective Time of the following conditions:

          IV.3.1.  Representations and Warranties. The representations and
                   ------------------------------
     warranties of BP Amoco and Merger Sub set forth in this Agreement (i) to the extent qualified by Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification shall be true and correct, in each case when made and as of the Closing Date as though made on and as of the Closing Date (except that any representation or warranty that by its terms expressly speaks as of an earlier date shall be true and correct as of such date) (provided that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BP

     Amoco), and ARCO shall have received a certificate signed on behalf of BP Amoco by an executive officer of BP Amoco to such effect.

          IV.3.2.  Performance of Obligations of BP Amoco.  BP Amoco shall
                   --------------------------------------
     have performed all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ARCO shall have received a certificate signed on behalf of BP Amoco by an executive officer of BP Amoco to such effect.

          IV.3.3.  Tax Opinion.  ARCO shall have received an opinion from
                   -----------
     Cravath, Swaine & Moore, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of ARCO who exchange ARCO Common Shares solely for BP Amoco Shares pursuant to the Merger (except with respect to (i) cash received in lieu of fractional interests in BP Amoco Depositary Shares or (ii) stockholders of ARCO who are not Eligible ARCO Shareholders). In rendering such opinion, counsel may require and rely upon representation letters of BP Amoco and ARCO substantially in the form set forth as Exhibits B and C hereto, respectively.


                                   ARTICLE V

                                  Termination

          V.1.  Termination by Mutual Consent.  This Agreement may be
                -----------------------------
terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of BP Amoco and the stockholders of ARCO referred to in Section 4.1.1, by mutual written consent of BP Amoco and ARCO, by action of their respective boards of directors.

          V.2.  Termination by Either BP Amoco or ARCO.  This Agreement may be
                --------------------------------------
terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either BP Amoco or ARCO if (i) the Merger shall not have been consummated by March 31, 2000, whether such date is before or after the approvals by the shareholders of BP Amoco and the stockholders of ARCO (subject to extension as provided below, the "Termination
                                                                   -----------
Date"), (ii) any Order permanently restraining, enjoining or otherwise
----
prohibiting the consummation of the Merger shall have become final and non-appealable, whether before or after the approval by the shareholders of BP Amoco or the stockholders of ARCO, (iii) this Agreement shall not have been adopted by holders of ARCO Common Shares constituting the ARCO Requisite Vote at the duly held ARCO Stockholders Meeting, including any adjournment or postponement thereof or (iv) the Merger shall not have been approved by shareholders of BP Amoco constituting the BP Amoco Requisite Vote at the duly held BP Amoco Shareholders Meeting, including any adjournment or postponement thereof; provided that the right to terminate this Agreement
                      --------
pursuant to this Section 5.2 shall not be available to a Party that has breached in any material respect its obligations under Section 3.5 or any of its other obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated; provided, further,
                                                            --------  -------
that, if a condition set forth in Section 4.1.2 or 4.1.3 remains unsatisfied and shall not have been waived by each of the parties hereto on or prior to the Termination Date, either ARCO or BP Amoco may extend the Termination Date to June 30, 2000. The party electing pursuant to the foregoing proviso to extend the Termination Date shall deliver written notice to such effect to the other party on or before March 31, 2000, whereupon such extension shall be effective from and after April 1, 2000, and this Agreement may not be terminated and the Merger abandoned pursuant to Section 5.2(i) until after such extended Termination Date.

          V.3.  Termination by BP Amoco.  This Agreement may be terminated and
                -----------------------
the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of BP Amoco referred to in
Section 4.1.1, by action of the board of directors of BP Amoco, if (i) the board of directors of ARCO shall have withdrawn its approval or favorable recommendation to stockholders of this Agreement; or (ii) ARCO or its board of directors shall take any of the actions described in clause (ii) or clause (iii) of the proviso to Section 3.2.1; or (iii) there shall be a breach by ARCO of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 4.2.1 or
4.2.2 and cannot be or is not cured prior to the Termination Date.

          V.4.  Termination by ARCO.  This Agreement may be terminated and the
                -------------------
Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of ARCO referred to in Section 4.1.1, by action of the board of directors of ARCO, if (i) the board of directors of BP Amoco shall have withdrawn its approval or favorable recommendation to shareholders of the Merger or (ii) the board of directors of ARCO becomes entitled pursuant to Section 3.2.1 to recommend an ARCO Acquisition Proposal to its stockholders and, (A) at the time of such termination pursuant to this clause (ii), ARCO is in compliance with Section 3.2.1, (B) ARCO first pays to BP Amoco the ARCO Termination Amount and any amounts due to BP Amoco under the Stock Option Agreement and (C) ARCO concurrently enters into a definitive agreement to implement such ARCO Acquisition Proposal, or (iii) there shall be a breach by BP Amoco of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 4.3.1 or 4.3.2 and cannot be or is not cured prior to the Termination Date.

          V.5.  Effect of Termination and Abandonment.
                -------------------------------------

          V.5.1. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article V, this Agreement (other than as set forth in Section 6.1) shall become void and of no effect with no liability on the part of either Party (or of any of its Representatives); provided, however, that no such termination shall relieve
                       --------  -------
     either Party of any liability for damages resulting from any willful breach of this Agreement or from any obligation to pay, if applicable, the amounts payable pursuant to Section 5.5.2 or 5.5.3.

          V.5.2. In the event that (i) this Agreement is terminated by either BP Amoco or ARCO pursuant to Section 5.2(iii) and at the time of the ARCO Stockholders Meeting (or at any adjournment thereof) an ARCO Acquisition Proposal exists or (ii) (A) this Agreement is terminated by either BP Amoco or ARCO pursuant to Section 5.2(iii) and prior to such termination ARCO's board of directors shall have withdrawn its approval or favorable recommendation to its stockholders of this Agreement, (B) this Agreement is terminated by BP Amoco pursuant to Section 5.3(i), Section 5.3(ii) (solely with respect to the recommendation by ARCO or the board of directors of ARCO of an ARCO Acquisition Proposal) or Section 5.3(iii) (solely with respect to a willful breach of Section 3.2), or (C) this Agreement is terminated by ARCO in accordance with Section 5.4(ii), then ARCO shall promptly, but in no event later than two business days after the date of such termination or, in the case of termination pursuant to Section 5.4(ii), at the time provided therein, pay to BP Amoco as compensation for the Merger not becoming effective a termination payment equal to the ARCO Termination Amount (as defined below), which amount shall be exclusive of any expenses to be paid pursuant to Section 3.9, payable by wire transfer of same day funds. The term "ARCO Termination Amount" shall mean, in the
                                   -----------------------
     case of termination by BP Amoco pursuant to clause (ii) of the preceding sentence, $450,000,000 (inclusive of value added tax, if any) or, in the case of termination by BP Amoco or ARCO pursuant to clause (i) of the preceding sentence, "ARCO Termination Amount" shall mean $250,000,000 (inclusive of value added tax, if any), plus, if (x) ARCO executes and
                                             ----
     delivers an agreement with respect to any ARCO Acquisition Proposal (an "ARCO Alternative Agreement") or (y) an ARCO Acquisition Proposal with
     ---------------------------
     respect to ARCO is consummated, in any such case, within 12 months from the date of termination, an additional $200,000,000 (inclusive of value added tax, if any) (which additional amount shall be paid promptly by wire transfer in same day funds, and in no event later than two business days after the earliest date on which the event requiring ARCO to pay such additional sum occurs). In the event that the board of directors of ARCO recommends the acceptance by ARCO stockholders of a third-party tender or exchange offer for the ARCO Common Shares, such recommendation shall be treated for purposes of this Section as though an ARCO Alternative Agreement had been executed. ARCO acknowledges that the agreements contained in this Section 5.5.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BP Amoco would not enter into this Agreement; accordingly, if ARCO fails promptly to pay any amount due pursuant to this Section 5.5.2, and, in order to obtain such payment, BP Amoco commences a suit which results in a judgment against ARCO for the payment set forth in this Section 5.5.2, ARCO shall pay to BP Amoco its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the ARCO Termination Amount from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 2 percent.

          V.5.3. In the event that this Agreement is terminated (i) by ARCO pursuant to Section 5.4(i) or (ii) by either BP Amoco or ARCO pursuant to
     Section 5.2(iv) and prior to such termination BP Amoco's board of directors shall have withdrawn its approval or favorable recommendation to shareholders of the Merger, then BP Amoco shall promptly, but in no event later than two business days after the date of such termination, pay to ARCO a termination payment equal to the BP Amoco Termination Amount (as defined below), which amount shall be exclusive of any expenses to be paid pursuant to Section 3.9 payable by wire transfer of same day funds. The term "BP Amoco Termination Amount" shall mean $500,000,000 (inclusive of
           ---------------------------
     value added tax, if any). BP Amoco acknowledges that the agreements contained in this Section 5.5.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ARCO would not enter into this Agreement; accordingly, if BP Amoco fails promptly to pay any amount due pursuant to this Section 5.5.3, and, in order to obtain such payment, ARCO commences a suit which results in a judgment against BP Amoco for the payment set forth in this Section 5.5.3, BP Amoco shall pay to ARCO its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the BP Amoco Termination Amount from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 2 percent.


                                  ARTICLE VI

                           Miscellaneous and General

          VI.1.  Survival.  This Article VI and the agreements of BP Amoco and
                 --------
ARCO contained in Article I, Sections 3.8 (Benefits and Other Matters), 3.15 (Accounting Matters) and Section 3.16 (Tax Matters) shall survive the Effective Time. This Article VI, the representations and warranties contained in Section
2.1.3 (Corporate Authority; Approval and Fairness), the agreements of BP Amoco and ARCO contained in Section 3.7 (Publicity), Section 3.9 (Expenses), Section
5.5 (Effect of Termination and Abandonment), and the last sentence of Section
3.6 (Access) shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the Effective Time or the termination of this Agreement.

          VI.2.  Modification or Amendment.  This Agreement may be modified or
                 -------------------------
amended by agreement of the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time;

provided, however, that, after approval by ARCO stockholders of the matters
--------  -------
presented at the ARCO Stockholders Meeting, no modification or amendment shall be made which under applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be modified or amended except by an instrument in writing executed and delivered by duly authorized officers of each of the Parties.

          VI.3.  Waiver.  Any provision of this Agreement may be waived prior
                 ------
to the Effective Time if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

          VI.4.  Failure or Indulgence Not Waiver; Remedies Cumulative.  No
                 -----------------------------------------------------
failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

          VI.5.  Counterparts.  This Agreement may be executed in any number
                 ------------
of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          VI.6.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
                 ---------------------------------------------

          VI.6.1. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED

     AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE, EXCEPT TO THE EXTENT THAT IN THE CASE OF BP AMOCO, THE COMPANIES ACT AND ENGLISH LAW ARE APPLICABLE. The Parties hereby irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of Delaware and the state courts of the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.7, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

          VI.6.2. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND WITH THE ADVICE OF COUNSEL HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6.

          VI.7.  Notices.  Notices, requests, instructions or other documents
                 -------
to be given under this Agreement shall be in writing and shall be deemed given,
(i) when sent if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a Party at the following address for such Party:

          if to ARCO:
          ----------

          ARCO

          Atlantic Richfield Company
          333 South Hope Street
          Los Angeles, California  90071
          Attention:   Bruce Whitmore, Esq.
          Telecopier:  213-486-1818

          with copies to

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, New York  10019
          Attention:   Richard Hall, Esq.
          Telecopier:  (212) 474-3700

          and

          Clifford Chance
          200 Aldersgate Street
          London EC1A 4JJ
          England
          Attention:   Adam Signy, Esq.
          Telecopier:  44-171-600-5555
          if to BP Amoco or Merger Sub:

          BP Amoco p.l.c.
          Brittanic House
          1 Finsbury Circus
          London EC2M 7BA
          England
          Attention:   Peter B.P. Bevan, Esq.
                       General Counsel
          Telecopier: 44-171-496-4592

          with copies to

          Sullivan & Cromwell
          125 Broad Street
          New York, New York  10004
          Attention:   Benjamin F. Stapleton, Esq.
          Telecopier:  (212) 558-3588

          and

          Linklaters & Paines
          One Silk Street
          London EC2Y 8HQ
          Attention:   David Cheyne, Esq.
          Telecopier:  011-44-171-456-2222

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

          VI.8.  Entire Agreement.  This Agreement (including any exhibits
                 ----------------
hereto), the Stock Option Agreement, the Share Exchange Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, between the Parties with respect to the subject matter hereof. References herein to this Agreement shall for all purposes be deemed to include references to the BP Amoco Disclosure Letter and the ARCO Disclosure Letter. Except as set forth in Sections 1.3, 1.5 and 3.8 (except for the provisions of Section 3.8.1.1 and 3.8.1.2), this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE

REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE STOCK OPTION AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NONE OF BP AMOCO, ARCO OR MERGER SUB MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE STOCK OPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

          VI.9.  Obligations of BP Amoco and of ARCO.  Whenever this Agreement
                 -----------------------------------
requires a Subsidiary of BP Amoco to take any action, such requirement shall be deemed to include an undertaking on the part of BP Amoco to use best reasonable efforts to cause such Subsidiary to take such action. Subject to Section 3.17, whenever this Agreement requires a Subsidiary of ARCO to take any action, such requirement shall be deemed to include an undertaking on the part of ARCO to use best reasonable efforts to cause such Subsidiary to take such action.

          VI.10.  Severability.  The provisions of this Agreement shall be
                  ------------
deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision unless the substitution of such provision would materially frustrate the express intent and purposes of this Agreement, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          VI.11.  Interpretation.  The headings herein are for convenience of
                  --------------
reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or

"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          VI.12.  Assignment.  This Agreement shall not be assignable by
                  ----------
operation of law or otherwise, and any purported assignment in violation of this provision shall be void.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of BP Amoco, ARCO and Merger Sub as of the date hereof.


                         BP AMOCO p.l.c.

                         By:   /s/  John Browne
                             ------------------
                             Name:  (E.J.P. Browne) - Sir John Browne
                             Title:  Chief Executive Officer

                         By:   /s/  B.E. Grote
                             -----------------
                             Name:   B.E. Grote
                             Title:  Executive Vice President


                         ATLANTIC RICHFIELD COMPANY

                         By:    /s/  Mike R. Bowlin
                              ---------------------
                             Name:   Mike R. Bowlin
                             Title:  Chairman of the Board and
                                     Chief Executive Officer

                         PRAIRIE HOLDINGS, INC.

                         By:   /s/  Peter B.P. Bevan
                             -----------------------
                             Name:   P.B.P. Bevan
                             Title:  President

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